Filed Pursuant to Rule 424(b)(2)
Registration No. 333-234810

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C	1,000,000	$1,000	$1,000,000,000	$109,100

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-234810

Prospectus Supplement

(To Prospectus dated November 21, 2019)

1,000,000 Shares

Ally Financial Inc.

4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C

This is an offering of 1,000,000 shares of 4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) of Ally Financial Inc. (“Ally”), par value $0.01 per share, with a liquidation preference of $1,000 per share.

Ally will pay dividends on the Series C Preferred Stock only when, as, and if declared by its board of directors or a duly authorized committee of its board and to the extent that Ally has lawfully available funds to pay dividends. Any such dividends will be payable on a non-cumulative basis quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2021. Dividends will accrue (i) from the date of original issue to, but excluding, May 15, 2028 at a fixed rate of 4.700% per annum, and (ii) from, and including, May 15, 2028, during each reset period at a rate per annum equal to the seven-year treasury rate as of the most recent reset dividend determination date (as described elsewhere in this prospectus supplement) plus 3.481%. Payment of dividends on the Series C Preferred Stock is subject to certain legal, regulatory and other restrictions as described elsewhere in this prospectus supplement.

Dividends on the Series C Preferred Stock will not be cumulative. If Ally’s board of directors or a duly authorized committee of its board does not declare a dividend on the Series C Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and Ally will have no obligation to pay any dividend for that dividend period, whether or not its board of directors or a duly authorized committee of its board declares a dividend on the Series C Preferred Stock for any future dividend period.

The Series C Preferred Stock has no stated maturity, is not subject to any mandatory redemption, sinking fund or other similar provisions and will remain outstanding unless redeemed at Ally’s option. Ally may, at its option, redeem the Series C Preferred Stock (i) in whole or in part, on any dividend payment date on or after May 15, 2028 or (ii) in whole, but not in part, at any time within 90 days following certain changes to regulatory capital requirements as described herein, in each case, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends to, but excluding, the date of redemption, without accumulation of undeclared dividends. Any redemption of the Series C Preferred Stock is subject to prior approval of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve.

The Series C Preferred Stock will not be listed or displayed on any securities exchange or interdealer market quotation system.

The Series C Preferred Stock will rank equally with our outstanding 4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B. The Series C Preferred Stock will not have any voting rights, except in limited circumstances as described under “Description of Series C Preferred Stock—Voting Rights” on page S-26.

Investing in the Series C Preferred Stock involves risks. See “Risk Factors” beginning on page S-11 to read about risks you should consider before buying the Series C Preferred Stock.

	Per Share	Total
Price to public(1)	$1,000	$1,000,000,000
Underwriting discount	$10	$10,000,000
Proceeds, before expenses, to Ally	$990	$990,000,000

(1)	Plus declared dividends, if any, on the Series C Preferred Stock from June 2, 2021, to the date of delivery.

The Series C Preferred Stock is not a savings or deposit account of Ally or any of its bank or non-bank subsidiaries and is not insured by the Federal Deposit Insurance Corporation or any other government agency or insurer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series C Preferred Stock in book-entry form only through the facilities of The Depository Trust Company (“DTC”), against payment on or about June 2, 2021.

Joint Book-Running Managers

BofA Securities	Deutsche Bank Securities	Morgan Stanley
Goldman Sachs & Co. LLC	US Bancorp	Wells Fargo Securities

Co-Managers

Academy Securities	AmeriVet Securities	Bancroft Capital	C.L. King & Associates

Great Pacific Securities	Piper Sandler	Raymond James

May 25, 2021

Prospectus Supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of the Series C Preferred Stock in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than their respective dates.

S-i

The distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus and the offering of the Series C Preferred Stock in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus or any free writing prospectus comes should inform themselves about and observe such restrictions. This prospectus supplement, the accompanying prospectus or any free writing prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

References in this prospectus supplement to “the Company,” “we,” “us,” and “our” refer to Ally Financial Inc. and its direct and indirect subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires, and the term “Ally” refers only to Ally Financial Inc.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

From time to time we have made, and in the future will make, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results.

This prospectus supplement and the accompanying prospectus contain or incorporate by reference documents containing various forward-looking statements. We also may make forward-looking statements in other documents that are filed or furnished with the SEC. In addition, we may make forward-looking statements orally or in writing to investors, analysts, members of the media, or others.

All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. While no list of assumptions, risks, or uncertainties could be complete, some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements include:

•	evolving local, regional, national, or international business, economic, or political conditions;

•

changes in laws or the regulatory or supervisory environment, including as a result of recent financial services legislation, regulation, or policies or changes in government officials or other personnel;

•	changes in monetary, fiscal, or trade laws or policies, including as a result of actions by governmental agencies, central banks, or supranational authorities;

•	changes in accounting standards or policies;

•

changes in the automotive industry or the markets for new or used vehicles, including the rise of vehicle sharing and ride hailing, the development of autonomous and alternative-energy vehicles, and the impact of demographic shifts on attitudes and behaviors toward vehicle type, ownership, and use;

•

disruptions or shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including financial or systemic shocks and volatility or changes in market liquidity, interest or currency rates, or valuations;

•	uncertainty about the future of the London Interbank Offered Rate (LIBOR) and any negative impacts that could result;

•	changes in business or consumer sentiment, preferences, or behavior, including spending, borrowing, or saving by businesses or households;

•	changes in our corporate or business strategies, the composition of our assets, or the way in which we fund those assets;

•	our ability to execute our business strategy for Ally Bank, including its digital focus;

•

our ability to optimize our automotive finance and insurance businesses and to continue diversifying into and growing other consumer and commercial business lines, including mortgage lending, point-of-sale personal lending, corporate finance, brokerage, and wealth management;

•

our ability to develop capital plans that will receive non-objection from the Board of Governors of the Federal Reserve System (FRB) and our ability to implement them, including any payment of dividends or share repurchases;

•	our ability to effectively manage capital or liquidity consistent with evolving business or operational needs, risk-management standards, and regulatory or supervisory requirements;

•	our ability to cost-effectively fund our business and operations, including through deposits and the capital markets;

•	changes in any credit rating assigned to Ally, including Ally Bank;

•	adverse publicity or other reputational harm to us or our senior officers;

•	our ability to develop, maintain, or market our products or services or to absorb unanticipated costs or liabilities associated with those products or services;

•

our ability to innovate, to anticipate the needs of current or future customers, to successfully compete, to increase or hold market share in changing competitive environments, or to deal with pricing or other competitive pressures;

•

the continuing profitability and viability of our dealer-centric automotive finance and insurance businesses, especially in the face of competition from captive finance companies and their automotive manufacturing sponsors and challenges to the dealer’s role as intermediary between manufacturers and purchasers;

•	our ability to appropriately underwrite loans that we originate or purchase and to otherwise manage credit risk;

•	changes in the credit, liquidity, or other financial condition of our customers, counterparties, service providers, or competitors;

•	our ability to effectively deal with economic, business, or market slowdowns or disruptions;

•	judicial, regulatory, or administrative investigations, proceedings, disputes, or rulings that create uncertainty for, or are adverse to, us or the financial services industry;

•

the potential outcomes of legal and regulatory proceedings and governmental and regulatory examinations, investigations, and other inquiries to which we are or may be subject at any given time, and our ability to remediate regulatory deficiencies on a timely basis and to otherwise absorb and address the heightened scrutiny and expectations generally from supervisory and other governmental authorities, the severity of remedies sought, such as enforcement proceeds, and the potential collateral consequences arising from those outcomes;

•	the performance and availability of third-party service providers on whom we rely in delivering products and services to our customers and otherwise conducting our business and operations;

•	our ability to maintain secure and functional financial, accounting, technology, data processing, or other operating systems or infrastructure, including our capacity to withstand cyberattacks;

•

the adequacy of our corporate governance, risk-management framework, compliance programs, or internal controls over financial reporting, including our ability to control lapses or deficiencies in financial reporting or to effectively mitigate or manage operational risk;

•	the efficacy of our methods or models in assessing business strategies or opportunities or in valuing, measuring, estimating, monitoring, or managing positions or risk;

•	our ability to keep pace with changes in technology that affect us or our customers, counterparties, service providers, or competitors;

•	our ability to successfully make and integrate acquisitions;

•	the adequacy of our succession planning for key executives or other personnel and our ability to attract or retain qualified employees;

•

natural or man-made disasters, calamities, or conflicts, including terrorist events and pandemics (such as adverse effects of the COVID-19 pandemic on us and our customers, counterparties, employees, and third-party service providers);

•	policies and other actions of governments to mitigate climate and related environmental risks, as well as associated changes in the behavior and preferences of businesses and consumers; or

•	other assumptions, risks, or uncertainties described in any of the Company’s annual, quarterly or current reports.

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data included in this prospectus supplement and in the documents incorporated by reference herein from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

SUMMARY

This summary highlights some of the information contained, or incorporated by reference, in this prospectus supplement. It does not contain all of the information that is important to you. You should read both this prospectus supplement and the accompanying prospectus in their entirety, including the information incorporated by reference, to understand fully the terms of the Series C Preferred Stock, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page S-11 and incorporated by reference herein as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page S-1.

Ally Financial Inc.

Ally Financial Inc. is a leading digital financial-services company with $181.9 billion in assets as of March 31, 2021. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the United States and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning digital direct bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending, point-of-sale personal lending, and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our corporate finance business offers capital for equity sponsors and middle-market companies.

Our principal executive offices are located at Ally Detroit Center, 500 Woodward Ave., Floor 10, Detroit, Michigan 48226, and our telephone number is (866) 710-4623.

Our Business

Our primary business lines are Dealer Financial Services, which is composed of our Automotive Finance and Insurance operations, Mortgage Finance, and Corporate Finance. Corporate and Other primarily consists of centralized corporate treasury activities, the management of our legacy mortgage portfolio, the activity related to Ally Invest and Ally Lending (formerly known as Health Credit Services), and reclassifications and eliminations between the reportable operating segments.

Dealer Financial Services comprises our Automotive Finance and Insurance segments. Our primary customers are automotive dealers, which are independently owned businesses. A dealer may sell or lease a vehicle for cash but, more typically, enters into a retail installment sales contract or operating lease with the customer and then sells the retail installment sales contract or the operating lease and the leased vehicle, as applicable, to Ally or another automotive-finance provider. The purchase by Ally or another provider is commonly described as indirect automotive lending to the customer.

Our Dealer Financial Services business is one of the largest full-service automotive finance operations in the country and offers a wide range of financial services and insurance products to automotive dealerships and their customers. We have deep dealer relationships that have been built throughout our over 100-year history, and we are leveraging competitive strengths to expand our dealer footprint. Our dealer-centric business model encourages dealers to use our broad range of products through incentive programs like our Ally Dealer Rewards program. Our automotive finance services include purchasing retail installment sales contracts and operating leases from dealers, extending automotive loans directly to consumers, offering term loans to dealers, financing dealer floorplans and providing other lines of credit to dealers, supplying warehouse lines to automotive retailers, offering automotive-fleet financing, providing financing to companies and municipalities for the purchase or lease of vehicles, and supplying vehicle-remarketing services. We also offer retail vehicle service contracts (VSCs) and commercial insurance primarily covering dealers’ vehicle inventories. We are a leading provider of VSCs, guaranteed asset protection (GAP), and vehicle maintenance contracts (VMCs).

Ally Bank, our direct banking platform, is focused on growing and retaining a stable deposit base and deepening relationships with our 2.3 million primary deposit customers by leveraging our compelling brand and strong value proposition. Ally Bank is a digital direct bank with no branch network that obtains retail deposits directly from customers through internet, telephone, mobile, and mail channels. We have grown our deposits with a strong brand that is based on a promise of being straightforward with our customers and offering high-quality customer service. Ally Bank has consistently increased its share of the direct banking deposit market and remains one of the largest direct banks in terms of retail deposit balances. Our strong customer acquisition and retention rates reflect the strength of our brand and, together with competitive deposit rates, continue to drive growth in retail deposits. At March 31, 2021, Ally Bank had $139.6 billion of total deposits, including $128.4 billion of retail deposits, which increased $4.0 billion during the first three months ended March 31, 2021. Over the past several years, the continued growth of our retail-deposit base has contributed to a more favorable mix of lower cost funding and we continue to focus on efficient deposit growth by continuing to expand the deposit value proposition beyond competitive deposit rates. Ally Bank’s assets and operating results are included within our Automotive Finance, Mortgage Finance, and Corporate Finance segments, as well as Corporate and Other, based on its underlying business activities.

For more information about our lines of business, please refer to “Item 1. Business” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as well as any descriptions of our business in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference herein.

Summary of the Series C Preferred Stock

The summary below describes the principal terms of the Series C Preferred Stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Series C Preferred Stock” section of this prospectus supplement contains more detailed descriptions of the terms and conditions of the Series C Preferred Stock.

For a description of certain considerations that should be taken into account in connection with an investment in the Series C Preferred Stock, see “Risk Factors” beginning on page S-11.

Issuer	Ally Financial Inc.

Securities Offered

1,000,000 shares of Ally’s 4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C, with a liquidation preference of $1,000 per share (“Series C Preferred Stock”). Ally may from time to time, without notice to or the consent of the existing holders of the Series C Preferred Stock, elect to issue additional shares of the Series C Preferred Stock, and all the additional shares would form a single series with the Series C Preferred Stock offered by this prospectus supplement; provided that Ally shall only issue such additional shares of Series C Preferred Stock if they are otherwise treated as fungible with the outstanding Series C Preferred Stock for U.S. federal income tax purposes.

Dividends

Ally will pay dividends on the Series C Preferred Stock only when, as, and if declared by its board of directors or a duly authorized committee of Ally’s board and to the extent that Ally has lawfully available funds to pay dividends. Dividends will be payable quarterly in arrears on each dividend payment date (as defined below). Dividends on the Series C Preferred Stock will accrue on the liquidation preference amount of $1,000 per share (i) from the date of original issue to, but excluding, May 15, 2028 (the “First Reset Date”) at a fixed rate of 4.700% per annum and (ii) from, and including, the First Reset Date, during each reset period, at a rate per annum equal to the seven-year treasury rate as of the most recent reset dividend determination date (as described elsewhere in this prospectus supplement) plus 3.481%.

A “reset date” means the First Reset Date and each date falling on the seventh anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days. A “reset period” means the period from and including the First Reset Date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period. See “Description of Series C Preferred Stock—Dividends” for further information on how dividends are calculated.

If Ally’s board of directors or a duly authorized committee of the board fails to declare a full dividend on the Series C Preferred Stock before the dividend payment date for any dividend period, the undeclared dividend shall not be cumulative and shall not accrue or be payable for such dividend period, and Ally will have no obligation to pay the undeclared dividend for such dividend period, whether or not dividends on the Series C Preferred Stock are declared for any future dividend period.

So long as any Series C Preferred Stock remains outstanding, unless full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series C Preferred Stock, Ally may not, subject to certain important exceptions:

•	declare, pay or set aside for payment any dividend or distribution on any shares of capital stock ranking junior to the Series C Preferred Stock as to dividend or liquidation rights;

•	repurchase, redeem or otherwise acquire for consideration, directly or indirectly, any shares of capital stock ranking junior to the Series C Preferred Stock as to dividend or liquidation rights; or

•

repurchase, redeem or otherwise acquire for consideration, directly or indirectly, any shares of capital stock ranking on parity with the Series C Preferred Stock, including Ally’s 4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”).

See “Description of Series C Preferred Stock—Priority of Dividends.”

Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, upon the shares of the Series C Preferred Stock and any shares of capital stock ranking on a parity with the Series C Preferred Stock as to dividend rights (“dividend parity stock”), including the Series B Preferred Stock, dividends may be declared and paid upon shares of the Series C Preferred Stock and the dividend parity stock pro rata in proportion to the respective amounts of undeclared and unpaid dividends on the Series C Preferred Stock and all parity stock payable on such dividend payment date.

Ally’s ability to pay dividends on the Series C Preferred Stock is subject to certain legal, regulatory and other prohibitions and other restrictions described under “Description of Series C Preferred Stock—Dividends.”

Dividend Payment Dates

February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2021. If any dividend payment date is not a business day, then the related payment of dividends will be made on the next succeeding business day, and no additional dividends will accrue on such payment.

Redemption

The Series C Preferred Stock is perpetual and has no maturity date. Ally may, at its option, redeem the shares of Series C Preferred Stock (i) in whole or in part, on any dividend payment date on or after the First Reset Date or (ii) in whole, but not in part, at any time within 90 days following a “regulatory capital treatment event,” as described under “Description of Series C Preferred Stock—Redemption,” in each case at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends to, but excluding the date of redemption, without accumulation of undeclared dividends. The holders of the Series C Preferred Stock will not have the right to require Ally to redeem or repurchase their shares of Series C Preferred Stock.

Any redemption of the Series C Preferred Stock is subject to prior approval of the Federal Reserve.

Liquidation Rights

Upon Ally’s voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series C Preferred Stock are entitled to receive out of Ally’s assets that are available for distribution to stockholders, before any distribution is made to holders of common stock or other capital stock ranking junior to the Series C Preferred Stock as to liquidation rights, a liquidation distribution in the amount of $1,000 per share, plus any declared and unpaid dividends, to the date of the liquidation distribution, without accumulation of any undeclared dividends. Distributions will be made only to the extent of Ally’s assets that are available after satisfaction of all liabilities and obligations to creditors and subject to the rights of holders of any shares of capital stock ranking senior to the Series C Preferred Stock as to liquidation rights and pro rata as to any other shares of Ally’s capital stock ranking on a parity with the Series C Preferred Stock as to such distributions, including the Series B Preferred Stock. After payment of the full amount of the liquidation distribution, holders of the Series C Preferred Stock shall not be entitled to any further participation in any distribution of Ally’s assets.

In any such distribution, if Ally’s assets are not sufficient to pay the liquidation preference in full to all holders of Series C Preferred Stock and all holders of any shares of Ally’s capital stock ranking as to any such liquidation distribution on parity with the Series C Preferred Stock, the amounts paid to the holders of Series C Preferred Stock and to such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders.

Preemptive and Conversion Rights	The holders of the shares of our Series C Preferred Stock do not have any preemptive or conversion rights.

Voting Rights

The holders of the shares of our Series C Preferred Stock do not have voting rights, except with respect to certain changes in the terms of the Series C Preferred Stock and in the case of certain dividend non-payments. See “Description of Series C Preferred Stock—Voting Rights.”

Ranking	Shares of the Series C Preferred Stock will rank, with respect to the payment of dividends and distributions upon Ally’s liquidation, dissolution or winding-up, respectively:

•

senior to Ally’s common stock and to any class or series of its capital stock it may issue in the future that is not expressly stated to be on parity with or senior to the Series C Preferred Stock with respect to such dividends and distributions;

•

on parity with any class or series of Ally’s capital stock it has issued and may issue in the future that is expressly stated to be on parity with the Series C Preferred Stock with respect to such dividends and distributions, including the Series B Preferred Stock; and

•

junior to any class or series of Ally’s capital stock it may issue in the future that is expressly stated to be senior to the Series C Preferred Stock with respect to such dividends and distributions, if the issuance is approved by the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock.

No Maturity

The Series C Preferred Stock does not have a stated maturity date and will be perpetual unless redeemed at Ally’s option. Ally is not required to redeem the Series C Preferred Stock and holders of the Series C Preferred Stock have no right to require Ally to redeem their shares.

No Listing	The Series C Preferred Stock will not be listed or displayed on any securities exchange or interdealer market quotation system.

Tax Consequences	For a discussion of material tax considerations relating to the Series C Preferred Stock, see “Material United States Federal Income Tax Considerations.”

Use of Proceeds

We intend to use the net proceeds from this offering to redeem a portion of the Company’s 8.125% Fixed Rate/Floating Rate Trust Preferred Securities, Series 2 of GMAC Capital Trust I. See “Use of Proceeds.”

Risk Factors

Potential investors in the Series C Preferred Stock should carefully consider the matters set forth herein under the caption “Risk Factors” beginning on page S-11 and under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated herein by reference, prior to making an investment decision with respect to the Series C Preferred Stock.

Transfer Agent & Registrar	Computershare Trust Company, N.A.

Calculation Agent

A calculation agent for the Series C Preferred Stock has not been appointed. We will appoint a calculation agent prior to the first reset dividend determination date. Ally reserves the right to appoint itself or an affiliate of Ally as the calculation agent.

RISK FACTORS

Your decision whether to acquire any shares of the Series C Preferred Stock will involve risk. The risks described below are intended to highlight risks that are specific to the Series C Preferred Stock being offered but are not the only risks we face.

You should be aware of, and carefully consider, the following risk factors, along with all of the risks and other information provided or referred to in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein, including the discussion in our periodic and current reports including all of the risks discussed in the “Risk Factors” section thereof, before deciding whether to participate in the offering of the Series C Preferred Stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.” In this section, references to “Ally,” “we,” “our,” and “us” refer only to Ally Financial Inc. and not to any of its direct or indirect subsidiaries or affiliates, except as otherwise indicated.

Risks Relating to the Series C Preferred Stock

The shares of Series C Preferred Stock are equity securities and are subordinate to our existing and future indebtedness and are effectively subordinate to the obligations of our subsidiaries; certain of our existing and future indebtedness may restrict the payment of dividends on the Series C Preferred Stock.

The shares of Series C Preferred Stock are equity interests in Ally and do not constitute indebtedness of Ally or any of our subsidiaries. As a result, the Series C Preferred Stock will rank junior to all of Ally’s and its subsidiaries’ existing and future indebtedness, including Ally’s junior subordinated debt securities related to the Company’s 8.125% Fixed Rate/Floating Rate Trust Preferred Securities, Series 2 of GMAC Capital Trust I (the “Series 2 TRUPS”), and other non-equity claims with respect to assets available to satisfy claims against Ally, including claims in the event of Ally’s liquidation. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient funds to pay amounts due on any or all of the Series C Preferred Stock and any parity securities then outstanding. In the event of any liquidation, dissolution or winding up of Ally, holders of the Series C Preferred Stock will not be entitled to receive the liquidation preference of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series ranking senior as to rights upon liquidation, dissolution or winding up, after which holders of the Series C Preferred Stock will share ratably with holders of Ally’s 4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) and any other parity securities then outstanding.

Further, Ally is a legal entity separate and distinct from its subsidiaries, including Ally Bank. Our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus the ability of a holder of Series C Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of the subsidiaries’ creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness or other liabilities of those subsidiaries senior to that held by us.

Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the shares of Series C Preferred Stock (1) dividends are payable only if declared by our board of directors or a duly authorized committee of the board, (2) as a corporation, we are subject to restrictions on payments of dividends and any redemption price out of lawfully available funds and (3) as a bank holding company, our ability to declare and pay dividends is subject to the oversight of the Federal Reserve. In addition, the Series C Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

As of March 31, 2021, our total consolidated liabilities, including indebtedness, were approximately $167.3 billion. We may incur additional debt in the future. Our future indebtedness may restrict the payment of dividends on the Series C Preferred Stock. In addition, the terms of the Series C Preferred Stock do not restrict our business or operations, nor do they restrict our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights of the Series C Preferred Stock described under “Description of Series C Preferred Stock—Voting Rights.”

Additional issuances by us of preferred stock or securities convertible into or exchangeable for preferred stock do not generally require the approval of holders of Series C Preferred Stock and could adversely affect holders of Series C Preferred Stock and the value of the shares of Series C Preferred Stock.

We may, in the future, determine that it is advisable or necessary to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities. Our certificate of incorporation authorizes our board of directors to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of our stockholders, including issuing additional shares of Series C Preferred Stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, redemption provisions and preferences over the Series C Preferred Stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. Although the approval of holders of two-thirds of the then-outstanding shares of the Series C Preferred Stock will be required to issue any equity security ranking senior in rights and preferences to the Series C Preferred Stock, if we issue preferred stock in the future that has preference over, or is equal in preference to, the Series C Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Series C Preferred Stock with respect to the matters on which holders of Series C Preferred Stock are entitled to vote, the rights of holders of the Series C Preferred Stock or the market price of the Series C Preferred Stock could be adversely affected. The market price of the shares of Series C Preferred Stock could decline as a result of issuance of these securities, as well as other sales of a large block of shares of Series C Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the Series C Preferred Stock are not entitled to preemptive rights or other protections against dilution. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of the shares bear the risk that our future offerings will reduce the market price of the shares and dilute their ownership of the Series C Preferred Stock.

The Series C Preferred Stock is equal in rights and preferences to our outstanding preferred stock and may be junior or equal in rights and preferences to any preferred stock we may issue in the future.

The Series C Preferred Stock ranks equally with our outstanding Series B Preferred Stock with respect to the payment of dividends or upon liquidation as to liquidation payments, and we may, in the future, issue one or more additional series of preferred stock that ranks equally to the Series C Preferred Stock with respect to the payment of dividends or upon liquidation as to liquidation payments. Additionally, the Series C Preferred Stock may rank junior to other preferred stock we may issue in the future that by its terms is expressly senior in rights and preferences to the Series C Preferred Stock, although the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series C Preferred Stock is required to issue any shares of stock ranking senior in rights and preferences to the Series C Preferred Stock. The terms of any future preferred stock we may issue that is expressly senior to the Series C Preferred Stock may restrict dividend or liquidation payments on the Series C Preferred Stock. Unless dividends for all outstanding preferred stock expressly senior to the Series C Preferred Stock have been declared and paid in full or set aside for payment in full, we may be prohibited from declaring or paying dividends or making any other distributions on, and we may be prohibited from repurchasing, redeeming or otherwise acquiring, directly or indirectly, for consideration, shares of Series C

Preferred Stock. This could result in dividends on the Series C Preferred Stock not being paid on any particular dividend payment date. In the event of any liquidation, dissolution or winding up of Ally, the holders of the Series C Preferred Stock will not be entitled to receive the liquidation preference of their shares until we have paid or set aside an amount sufficient to pay in full our liabilities and the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up.

Dividends on the Series C Preferred Stock are discretionary and non-cumulative.

Dividends on the Series C Preferred Stock are discretionary and are not cumulative. Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock such as the Series C Preferred Stock, dividends are payable only when, as and if authorized and declared by our board of directors or a duly authorized committee of the board. Consequently, if our board of directors or a duly authorized committee of the board does not authorize and declare a dividend for any dividend period, holders of the Series C Preferred Stock will not be entitled to receive any such dividend, and such unpaid dividend will not accrue or be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for such period if our board of directors or a duly authorized committee of the board has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series C Preferred Stock or any other preferred stock we may issue.

If we are deferring payments on our outstanding junior subordinated debt securities related to the Company’s Series 2 TRUPS, or are in default under the indentures governing those securities, we will be prohibited from paying dividends on or redeeming the Series C Preferred Stock.

The terms of our outstanding junior subordinated debt securities related to the Company’s Series 2 TRUPS prohibit us from declaring or paying any dividends on or redeeming the Series C Preferred Stock if an event of default has occurred and is continuing with respect to such junior subordinated debt securities or if we have given notice of our election to defer interest payments on such junior subordinated debt securities but the related deferral period has not yet commenced or a deferral period is continuing.

If we are not paying full dividends on any outstanding parity stock, including the Series B Preferred Stock, we will not be able to pay full dividends on Series C Preferred Stock.

When dividends are not paid in full upon the Series C Preferred Stock and any other preferred stock we have issued or may issue in the future that have dividend rights on parity with the Series C Preferred Stock (whether such dividends are cumulative or non-cumulative), including the Series B Preferred Stock, all dividends declared upon the Series C Preferred Stock and such dividend parity stock will be declared pro rata in proportion to the respective amount of the undeclared and unpaid dividends on the Series C Preferred Stock and all parity stock, including the Series B Preferred Stock, for such dividend period. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on the Series C Preferred Stock. We may issue additional preferred stock that ranks on parity with the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) without the vote or consent of any holders of Series C Preferred Stock.

The dividend rate will reset on the First Reset Date and each subsequent reset date and any dividends declared may be less than the initial fixed annual rate of 4.700% in effect until the First Reset Date.

The annual dividend rate on the Series C Preferred Stock for each reset period will equal the seven-year treasury rate as of the most recent reset dividend determination date plus 3.481% per annum. Therefore, the dividend rate and any dividends declared after the First Reset Date could be more or less than the fixed rate for the initial seven-year period. We have no control over the factors that may affect seven-year treasury rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that may impact seven-year treasury rates.

In the past, U.S. treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. treasury rates is not an indication that U.S. treasury rates are more or less likely to increase or decrease at any time during the reset period, and you should not take the historical U.S. treasury rates as an indication of future rates.

For each reset period, the dividend rate on the Series C Preferred Stock will be calculated using a substitute or successor rate selected by the calculation agent if the seven-year treasury rate cannot be determined on any reset dividend determination date.

If the seven-year treasury rate cannot be calculated based on the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve as described under “Description of Series C Preferred Stock—Dividends,” then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the seven-year treasury rate, shall determine the seven-year treasury rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor seven-year treasury rate, then the calculation agent shall use such successor rate.

The calculation agent’s interests in making the determinations described above may be adverse to your interests as a holder of the Series C Preferred Stock. The selection of a substitute or successor rate, and any decisions made by the calculation agent in connection with implementing such substitute or successor rate, could result in adverse consequences to the applicable dividend payment on the Series C Preferred Stock, which could adversely affect the return on, value of and market for the Series C Preferred Stock. Further, there is no assurance that the characteristics of any substitute or successor rate will be similar to the seven-year treasury rate or that any substitute or successor rate will produce the economic equivalent of the seven-year treasury rate.

We depend on dividends from our subsidiaries for a significant portion of our cash flow, and we may be restricted from paying dividends on or repurchasing the Series C Preferred Stock.

Ally is a legal entity separate and distinct from its subsidiaries, including Ally Bank, and relies on dividends from its subsidiaries for a significant portion of its cash flow. Federal and state banking laws and regulations limit the amount of dividends that Ally Bank can pay to Ally. In particular, the Federal Reserve, the OCC and FDIC have authority to prohibit or to limit the payment of dividends by the banking organizations they supervise, including, for example, the parent company, if in the relevant banking regulator’s opinion, payment of a dividend would constitute an unsafe or unsound practice in light of the financial condition of the banking organization, or if the bank would not be at least “adequately capitalized” following the distribution. See “Business-Regulation” in Part I, Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2020 for a further discussion of these regulatory restrictions.

Investors should not expect us to redeem the Series C Preferred Stock when it first becomes redeemable at our option or on any particular date after it becomes redeemable, and our ability to redeem the Series C Preferred Stock will be subject to the prior approval of the Federal Reserve.

The Series C Preferred Stock is a perpetual equity security, meaning that the Series C Preferred Stock has no maturity date or mandatory redemption date and is not redeemable at the option of the holders. We may, at our option, redeem the shares of Series C Preferred Stock (i) in whole or in part, on any dividend payment date on or after the First Reset Date or (ii) in whole, but not in part, at any time within 90 days following a “regulatory capital treatment event,” as described under “Description of Series C Preferred Stock—Redemption.” Any determination we make at any time to propose a redemption of the Series C Preferred Stock will depend upon a number of factors, including our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time.

Our right to redeem the Series C Preferred Stock is subject to limitations established by the Federal Reserve. Under the Federal Reserve’s risk-based capital rules applicable to bank holding companies, any redemption of the Series C Preferred Stock is subject to prior approval of the Federal Reserve. There can be no assurance that the Federal Reserve will approve any redemption of the Series C Preferred Stock that we may propose. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations, although the Federal Reserve may change these factors at any time.

Accordingly, investors should not expect us to redeem the Series C Preferred Stock when it first becomes redeemable or on any particular date thereafter. If we redeem the Series C Preferred Stock for any reason, you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar dividend rates or yields.

We may be able to redeem the Series C Preferred Stock before the First Reset Date upon a regulatory capital treatment event.

In addition to our ability to redeem the Series C Preferred Stock in whole or in part on the First Reset Date, or any dividend payment date thereafter, we may redeem the Series C Preferred Stock in whole but not in part prior to the First Reset Date, upon the occurrence of certain events involving the capital treatment of the Series C Preferred Stock. In particular, upon our determination in good faith that an event has occurred that would constitute a “regulatory capital treatment event,” we may, at our option, redeem the Series C Preferred Stock in whole but not in part. Such a redemption would be subject to the prior approval of the Federal Reserve. If a “regulatory capital treatment event” occurs, we would have the right, subject to regulatory approval, to redeem Series C Preferred Stock at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends. See “Description of Series C Preferred Stock—Redemption.”

Holders of Series C Preferred Stock will have limited voting rights.

Holders of Series C Preferred Stock have no voting rights with respect to matters that generally require the approval of voting stockholders. However, holders of Series C Preferred Stock will have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Series C Preferred Stock, as described under “Description of Series C Preferred Stock—Voting Rights.” In addition, if dividends on the Series C Preferred Stock have not been declared or paid for dividend periods equal to 18 months, whether or not for consecutive dividend periods, holders of the outstanding shares of Series C Preferred Stock, together with holders of any other series of our preferred stock ranking equal with the Series C Preferred Stock with similar voting rights, including the Series B Preferred Stock, will be entitled to vote for the election of two additional directors, subject to the terms and to the limited extent described under “Description of Series C Preferred Stock—Voting Rights.” The Series C Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to above.

The Series C Preferred Stock will not have an active trading market, and you may find it difficult to sell your Series C Preferred Stock.

The Series C Preferred Stock is a new issue of securities, and there will be no established trading market. We do not plan to list or display the Series C Preferred Stock on any securities exchange or interdealer market quotation system. The underwriters have advised us that they intend to make a market in the Series C Preferred Stock. However, they are not obligated to do so and may discontinue any market making in the Series C Preferred Stock at any time in their sole discretion. Even if a secondary market for the Series C Preferred Stock develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We cannot assure you that you will be able to sell your Series C Preferred Stock at a particular time or that the price you receive when you sell will be favorable.

General market conditions and unpredictable factors could adversely affect market prices for the Series C Preferred Stock.

There can be no assurance about the market prices for the Series C Preferred Stock. A variety of factors, many of which are beyond our control, could influence the market price of the Series C Preferred Stock. Factors that might influence the market value of the Series C Preferred Stock include, but are not limited to:

•	whether we declare or fail to declare dividends on the Series C Preferred Stock from time to time;

•	the Company’s operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	real or anticipated changes in the credit ratings assigned to the Series C Preferred Stock or our other securities;

•	the Company’s creditworthiness, financial condition, performance, and prospects;

•	changes in interest rates and expectations regarding changes in rates;

•	our issuance of additional preferred equity;

•	the market for similar securities;

•	developments in the securities, credit and other markets, and developments with respect to financial institutions generally; and

•

economic, financial, corporate, securities market, geopolitical, regulatory or judicial events that affect the Company, the banking industry or the financial markets generally (including the occurrence of market disruption events).

Accordingly, the shares of Series C Preferred Stock that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to the price the investor paid for such Series C Preferred Stock, and their value may fluctuate significantly.

Credit ratings may not reflect all risks associated with an investment in the Series C Preferred Stock.

Credit rating agencies rate our Series C Preferred Stock on factors that include our results of operations, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing Ally on a watch list for possible future downgrading. Downgrading the credit rating of our Series C Preferred Stock or placing Ally on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the Series C Preferred Stock.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Series C Preferred Stock, based on their overall view of our industry. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the Series C Preferred Stock. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the Series C Preferred Stock may not reflect all risks related to us and our business, or the structure or market value of the Series C Preferred Stock.

An investment in the Series C Preferred Stock is not an FDIC insured deposit.

The shares of Series C Preferred Stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Your investment will be subject to investment risk and you may experience loss with respect to your investment.

Ally, or one of our affiliates, may act as the calculation agent and, as a result, potential conflicts of interest could arise.

A calculation agent for the Series C Preferred Stock has not been appointed, but we will appoint a calculation agent prior to the first reset dividend determination date on May 10, 2028. Ally or an affiliate of ours may be appointed as the calculation agent. The calculation agent will determine the seven-year treasury rate in respect of each reset period or the successor rate, if applicable, as described under “Description of Series C Preferred Stock—Dividends.” Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between an affiliate of ours appointed as the calculation agent and holders of the Series C Preferred Stock.

USE OF PROCEEDS

We anticipate receiving approximately $988,000,000 in net proceeds from the sale of the Series C Preferred Stock, after the underwriters’ discount and estimated fees and expenses. We intend to use the net proceeds from this offering to redeem a portion of the Company’s 8.125% Fixed Rate/Floating Rate Trust Preferred Securities, Series 2 of GMAC Capital Trust I, of which the Company has $1.23 billion in aggregate liquidation preference issued and outstanding as of the date of this prospectus supplement. This prospectus supplement should not be construed as a notice of redemption for such securities. The amount and timing of any such redemption is at our discretion.

CAPITALIZATION

The following table sets forth on a consolidated basis:

•	the liabilities and equity of the Company as of March 31, 2021 on an actual basis;

•

the liabilities and equity of the Company as of March 31, 2021 on an as adjusted basis to reflect (i) the issuance of the Series B Preferred Stock on April 22, 2021 and the application of its associated net proceeds of approximately $1.34 billion; and (ii) the previously announced redemption of $1.40 billion of the Company’s Series 2 TRUPS on May 24, 2021; and

•

the liabilities and equity of the Company as of March 31, 2021 as further adjusted to reflect (i) the issuance of the Series C Preferred Stock offered hereby and (ii) the assumed redemption of approximately $1.04 billion of the Company’s Series 2 TRUPS as described under “Use of Proceeds.”

This table should be read in conjunction with the historical consolidated financial statements and related notes that are contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which is incorporated by reference into this prospectus supplement.

	As of March 31, 2021
	Actual	As Adjusted(1)	As Further Adjusted(2)
	(in millions)
Liabilities
Deposit liabilities	$139,585	$139,585	$139,585
Short-term borrowings	—	—	—
Long-term debt(3)	20,503	19,131	18,111
Interest payable and other liabilities	7,166	7,166	7,166

Total liabilities	167,254	165,882	164,862

Equity
Common stock and paid-in capital ($0.01 par value, shares authorized 1,100,000,000; issued 503,643,221; and outstanding 371,804,633)	21,566	21,566	21,566
4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B	—	1,337	1,337
4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C	—	—	990
Accumulated deficit	(3,555)	(3,555)	(3,555)
Accumulated other comprehensive income	27	27	27
Treasury stock, at cost (131,838,588 shares)	(3,413)	(3,413)	(3,413)

Total equity	14,625	15,962	16,952

Total liabilities and equity	$181,879	$181,844	$181,814

Totals may not add up due to rounding.

(1)

Reflects the proceeds from the sale on April 22, 2021 of the Series B Preferred Stock after the underwriters’ discount, but excludes related fees and expenses, which we estimate were approximately $2 million.

(2)

Reflects the proceeds from the sale of the Series C Preferred Stock offered hereby after the underwriters’ discount, but excludes related fees and expenses, which we estimate will be approximately $2 million.

(3)

Adjusted amount reflects the previously announced redemption on May 24, 2021 of $1.40 billion of the Company’s Series 2 TRUPs and associated $1.44 billion of subordinated debentures, which had a carrying value of approximately $1.37 billion. Further adjusted amount also reflects an assumed redemption as described under “Use of Proceeds” of approximately $1.04 billion of the Company’s Series 2 TRUPs and associated $1.07 billion of subordinated debentures, which have a carrying value of approximately $1.02 billion. The amount and timing of any such redemption as described under “Use of Proceeds” is at our discretion and will be made only by means of a notice of redemption for such securities in accordance with its terms. The actual amount of the Company’s Series 2 TRUPS redeemed by the Company may change the further adjusted long-term debt of the Company presented above.

DESCRIPTION OF SERIES C PREFERRED STOCK

In this description, references to “Ally,” “we,” “our,” and “us” refer only to Ally Financial Inc. and not to any of its direct or indirect subsidiaries or affiliates, except as otherwise indicated. The following summary of the terms and provisions of the Series C Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our restated certificate of incorporation and the certificate of designation creating the Series C Preferred Stock, which will be included as an exhibit to documents filed with the SEC.

General

Under our certificate of incorporation, we have authority to issue up to 300,000,000 shares of preferred stock, and our board of directors is authorized to establish the rights and privileges with respect to one or more classes or series of preferred stock that we may issue. As of the date hereof, there are 1,350,000 shares of Series B Preferred Stock issued and outstanding. We are offering an aggregate of 1,000,000 shares of the Series C Preferred Stock by this prospectus supplement and the accompanying prospectus in connection with this offering.

Prior to the issuance of the Series C Preferred Stock, we will file with the Delaware Secretary of State a Certificate of Designation, which will have the effect of amending our existing certificate of incorporation to establish the terms of the Series C Preferred Stock. The Certificate of Designation will initially authorize 1,000,000 shares of Series C Preferred Stock. Shares of outstanding Series C Preferred Stock that are redeemed, purchased or otherwise acquired by us shall be cancelled and shall revert to authorized but unissued shares of our preferred stock, undesignated as to series. We may, without notice to or the consent of holders of the Series C Preferred Stock, issue additional shares of Series C Preferred Stock from time to time; provided that we shall only issue such additional shares if they will be fungible for U.S. federal income tax purposes with all of the originally issued shares of Series C Preferred Stock. In addition, we may from time to time, without notice to or the consent of holders of the Series C Preferred Stock, issue additional shares of preferred stock that rank equally with or junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and distributions upon our liquidation, dissolution or winding-up.

We will generally be able to pay dividends and distributions upon our liquidation, dissolution or winding up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness, other non-equity and other senior claims). When the shares of Series C Preferred Stock are issued in connection with the offering contemplated by this prospectus supplement, such shares will be fully paid and non-assessable when issued, which means that holders of such shares will have paid their purchase price in full and we may not ask them to pay additional funds in respect of their shares of Series C Preferred Stock.

Holders of Series C Preferred Stock will not have preemptive or subscription rights to acquire more stock of Ally. The Series C Preferred Stock will not be convertible into or exchangeable for our common stock or any other class or series of our capital stock or other securities. The Series C Preferred Stock does not have a stated maturity date, will not be subject to any sinking fund or any other obligation of us for their repurchase, redemption or retirement and will be perpetual unless redeemed at our option.

Ranking

Shares of the Series C Preferred Stock will rank, with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding-up, respectively:

•	senior to our common stock and to any class or series of our capital stock we may issue that is not expressly stated to be on parity with or senior to the Series C Preferred Stock;

•	on parity with any class or series of our capital stock expressly stated to be on parity with the Series C Preferred Stock, including the Series B Preferred Stock;

•

junior to any class or series of our capital stock expressly stated to be senior to the Series C Preferred Stock (issued with the requisite consent of the holders of at least two-thirds of the outstanding Series C Preferred Stock); and

•	with respect to distributions of assets upon any liquidation, dissolution or winding up of Ally, junior to all existing and future indebtedness and other non-equity claims on us.

Holders of the Series C Preferred Stock may be fully subordinated to interests held by the U.S. government in the event Ally enters into a receivership, insolvency, liquidation or similar proceeding.

Dividends

Dividends on shares of the Series C Preferred Stock are discretionary and will not be cumulative. Holders of the Series C Preferred Stock will be entitled to receive, if, when and as declared by our board of directors, or a duly authorized committee of the board, out of legally available assets, non-cumulative cash dividends quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2021 (each such date being referred to herein as a “dividend payment date”). Dividends will accrue (i) from the date of original issue to, but excluding, May 15, 2028 (the “First Reset Date”) at a fixed rate of 4.700% per annum and (ii) from, and including, the First Reset Date, during each reset period, at a rate per annum equal to the seven-year treasury rate as of the most recent reset dividend determination date (as described below) plus 3.481% on the liquidation preference amount of $1,000 per share. In the event that we issue additional shares of Series C Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued. Payment dates are subject to adjustment for business days. References to the “accrual” of dividends in this prospectus supplement refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series C Preferred Stock.

A “reset date” means the First Reset Date and each date falling on the seventh anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days. A “reset period” means the period from and including the First Reset Date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period. For avoidance of doubt, the first reset period will be the period from, and including, the First Reset Date to, but excluding, May 15, 2035.

Dividends will be payable to holders of record of Series C Preferred Stock as they appear on our books on the applicable record date (each such date being referred to herein as a “dividend record date”), which shall be the 15th calendar day before the dividend payment date or such other record date fixed by our board of directors, or any duly authorized committee of the board, that is not less than 10 calendar days or more than 60 calendar days before the applicable dividend payment date. These dividend record dates will apply regardless of whether a particular dividend record date is a business day.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series C Preferred Stock and will end on and exclude the first dividend payment date. Any dividend payable on shares of the Series C Preferred Stock for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If any dividend payment date is not a business day, then the related payment of dividends will be made on the next succeeding business day, and no additional dividends will accrue on such payment. The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or executive order to close in The City of New York.

For any reset period commencing on or after the First Reset Date, the seven-year treasury rate will be:

•

The average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for seven-year maturities, for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve as of 5:00 p.m. (Eastern Time) as of any date of determination, as determined by the calculation agent in its sole discretion.

•

If no calculation is provided as described above, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the seven-year treasury rate, shall determine the seven-year treasury rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor seven-year treasury rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the reset dividend determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the seven-year treasury rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. If the calculation agent is unable to determine a substitute or successor base rate in accordance with the foregoing, then the seven-year treasury rate will be the same interest rate determined for the prior reset dividend determination date or, if this sentence is applicable with respect to the first reset dividend determination date, 1.219%.

The seven-year treasury rate will be determined by the calculation agent on the third business day immediately preceding the applicable reset date.

Dividends on shares of the Series C Preferred Stock will not be cumulative. Accordingly, if our board of directors, or a duly authorized committee of the board, does not declare a full dividend on the Series C Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series C Preferred Stock are declared for any future dividend period.

We are subject to statutory and regulatory prohibitions and other limitations on our ability to declare and pay dividends on the Series C Preferred Stock. Dividends on the Series C Preferred Stock will not be declared, paid or set aside for payment if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws and regulations. In particular, dividends on the Series C Preferred Stock may not be declared or set aside for payment if and to the extent such dividends would cause us to fail to comply with the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to us. The Federal Reserve also has the authority to prohibit or to limit the payment of dividends by a banking organization under its jurisdiction if, in the regulator’s opinion, the organization is engaged in or is about to engage in an unsafe or unsound practice. Federal Reserve policy also states that dividends on capital stock should be paid from current earnings.

Priority of Dividends

The Series C Preferred Stock will rank junior as to payment of dividends to any class or series of our preferred stock that we may issue in the future that is expressly stated to be senior to the Series C Preferred Stock (issued with the requisite consent of the holders of at least two-thirds of the outstanding Series C Preferred Stock). If at any time we do not pay, on the applicable dividend payment date, accrued dividends on any shares that rank in priority to the Series C Preferred Stock with respect to dividends, we may not pay any dividends on the Series C Preferred Stock or repurchase, redeem or otherwise acquire for consideration any shares of Series C

Preferred Stock until we have paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, repurchase, redeem or otherwise acquire for consideration, the Series C Preferred Stock. As of the date hereof, there are no other shares of preferred stock issued and outstanding that are senior to the Series C Preferred Stock.

So long as any share of Series C Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of Series C Preferred Stock:

•

no dividend or distribution shall be declared, paid or set aside for payment on any junior stock (as defined below) (other than (i) a dividend payable solely in junior stock or (ii) a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption or repurchase of any rights under any such plan); and

•

no junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities; and

•

no parity stock, including the Series B Preferred Stock, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and any parity stock, including the Series B Preferred Stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities.

Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date upon the shares of the Series C Preferred Stock and any shares of parity stock, including the Series B Preferred Stock, all dividends declared upon the Series C Preferred Stock and all such parity stock payable on such dividend payment date shall be declared pro rata in proportion to the respective amounts of undeclared and unpaid dividends on the Series C Preferred Stock and all parity stock payable on such dividend payment date. To the extent a dividend period with respect to any parity stock coincides with more than one dividend period with respect to the Series C Preferred Stock, for purposes of the immediately preceding sentence, our board of directors (or a duly authorized committee thereof) will, to the extent permitted by the terms of each affected series, treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Series C Preferred Stock, or shall treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series C Preferred Stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments on such dividend parity stock and the Series C Preferred Stock. To the extent a dividend period with respect to the Series C Preferred Stock coincides with more than one dividend period with respect to any parity stock, for purposes of the first sentence of this paragraph the board of directors (or a duly authorized committee thereof) shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to such parity stock, or shall treat such dividend period(s) with respect to the Series C Preferred Stock and dividend period(s) with respect to any parity stock for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series C Preferred Stock and such parity stock. For the purposes of this paragraph, the term “dividend period” as used with respect to any parity stock means such dividend periods as are provided for in the terms of such parity stock.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of our capital stock, now or hereafter authorized, issued or outstanding, over which the Series C Preferred Stock has preference or priority in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of Ally.

As used in this prospectus supplement, “parity stock” means any other class or series of our capital stock that ranks equally with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of Ally, including the Series B Preferred Stock.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) may be declared and paid on our junior stock, which includes our common stock, from time to time out of any assets legally available for such payment, and the holders of Series C Preferred Stock or parity stock shall not be entitled to participate in any such dividend.

Redemption

The Series C Preferred Stock is perpetual and has no maturity date, and is not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of the Series C Preferred Stock will not have any right to require the redemption or repurchase of their shares of Series C Preferred Stock.

We may, at our option, redeem the shares of Series C Preferred Stock (i) in whole or in part, on any dividend payment date on or after the First Reset Date or (ii) in whole, but not in part, at any time within 90 days following a “regulatory capital treatment event,” in each case at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends to, but excluding the date of redemption, without accumulation of undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable dividend record date will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such dividend record date relating to the applicable dividend payment date. Investors should not expect us to redeem the Series C Preferred Stock on or after the date it becomes redeemable at our option.

We are a bank holding company regulated by the Federal Reserve. We intend to treat the Series C Preferred Stock as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to us.

A “regulatory capital treatment event” means the good faith determination by our board of directors or a duly authorized committee of the board that, as a result of any:

•

amendment to, or change (including any announced prospective change) in, the laws, rules or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series C Preferred Stock;

•	proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of the Series C Preferred Stock; or

•

official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the Series C Preferred Stock;

there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference amount of $1,000 per share of the Series C Preferred Stock then outstanding as additional Tier 1 capital (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for as long as any share of Series C Preferred Stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Under regulations applicable to us, we may not exercise our option to redeem any shares of preferred stock without obtaining the prior approval of the Federal Reserve (or any successor appropriate federal banking agency). Under such regulations, unless the Federal Reserve (or any successor appropriate federal banking agency) authorizes us to do otherwise in writing, we may not redeem the Series C Preferred Stock unless it is replaced with other Tier 1 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve (or any successor appropriate federal banking agency) that following redemption, we will continue to hold capital commensurate with our risk.

If shares of the Series C Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Series C Preferred Stock to be redeemed, by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on our stock register not less than 10 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series C Preferred Stock are held in book-entry form through The Depository Trust Company, or DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of shares of the Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•	the redemption price; and

•	the place or places where holders may surrender certificates evidencing shares of Series C Preferred Stock for payment of the redemption price.

If notice of redemption of any shares of Series C Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In case of any redemption of only part of the shares of the Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as we may determine to be equitable and permitted by DTC.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the Series C Preferred Stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities or obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series C Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of our business and affairs, including the Series B Preferred Stock, and before we make any distribution of assets to the holders of our common stock or any other class or series of our capital stock ranking junior to the Series C Preferred Stock with respect to distributions upon our liquidation, dissolution or winding-up, an amount per share equal to the liquidation preference of $1,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). After payment of the full amount of the liquidating distribution described above, the holders of the Series C Preferred Stock shall not be entitled to any further participation in any distribution of our assets.

In any such distribution, if our assets are not sufficient to pay the liquidation preference in full to all holders of Series C Preferred Stock and all holders of any shares of our capital stock ranking as to any such liquidation distribution on parity with the Series C Preferred Stock, including the Series B Preferred Stock, the amounts paid to the holders of Series C Preferred Stock and to such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series C Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference per share of Series C Preferred Stock has been paid in full to all holders of Series C Preferred Stock and the liquidation preference per share of any other capital stock ranking on parity with the Series C Preferred Stock as to liquidation rights has been paid in full, the holders of our common stock or any other capital stock ranking, as to liquidation rights, junior to the Series C Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

The Series C Preferred Stock may be fully subordinate to interests held by the U.S. government in the event we enter into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our assets or business, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, whether for cash, securities or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as provided below and as determined by our board of directors, or a duly authorized committee thereof or as otherwise expressly required by law, the holders of the Series C Preferred Stock will have no voting rights.

Whenever dividends on any shares of the Series C Preferred Stock or any other series of special voting preferred stock (as defined below) shall have not been declared and paid, or declared and set aside for payment, for an aggregate amount equal to the amount of dividends payable on the Series C Preferred Stock as contemplated herein for any dividend periods that, in aggregate, equal 18 months, whether or not for consecutive dividend periods (which we refer to as a “nonpayment”), the authorized number of directors then constituting our board of directors will automatically be increased by two and the holders of the Series C Preferred Stock, voting together as a class with holders of any special voting preferred stock then outstanding, will be entitled to vote (based on respective liquidation preferences) for the election of the two additional members of our board of directors (which we refer to as the “preferred directors”); provided that our board of directors shall at no time include more than two preferred directors; provided further that the election of any such preferred directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In that event, at the request of holders of record of at least 20% of the Series C Preferred Stock or of any other series of special voting preferred stock, a special meeting of the holders of Series C Preferred Stock and such special voting preferred stock for which the failure to pay dividends has given rise to a nonpayment shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series C Preferred Stock and such special voting preferred stock for dividend periods that in the aggregate equal at least 12 consecutive months following the nonpayment, as described below.

As used in this prospectus supplement, “special voting preferred stock” means any other class or series of preferred stock of Ally ranking equally with the Series C Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable, including the Series B Preferred Stock.

If and when full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) for dividend periods that, in the aggregate, equal at least 12 consecutive months, following a nonpayment on the Series C Preferred Stock and such special voting preferred stock, the holders of the Series C Preferred Stock and such special voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment) and the term of office of each preferred director so elected shall terminate and the number of directors on our board of directors shall automatically decrease by two.

Any preferred director may be removed at any time without cause by the holders of a majority of the outstanding shares of the Series C Preferred Stock and such special voting preferred stock, voting together as a class, when they have the voting rights described above. So long as a nonpayment shall continue, any vacancy in the office of a preferred director (other than prior to the initial election of the preferred directors) may be filled by the written consent of the preferred director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series C Preferred Stock and such special voting preferred stock, voting together as a class, to serve until the next annual meeting of stockholders; provided that the filling of any such vacancy shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. The preferred directors shall each be entitled to one vote per director on any matter.

Under regulations adopted by the Federal Reserve, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors, such series entitled to vote for the same director(s) will be deemed a class of voting securities and a company holding 25% or more of the series, or less if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, if the series is/are deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

So long as any shares of Series C Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or our certificate of incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Series C Preferred Stock entitled to vote thereon, voting separately as a single class, shall be required to:

•

authorize, create, issue or increase the authorized amount of any class or series of our capital stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or as to distributions upon our liquidation, dissolution or winding-up, or issue any obligation or security convertible into or exchangeable for or evidencing the right to purchase any such class or series of our capital stock;

•

amend, alter or repeal the provisions of our certificate of incorporation, including the Certificate of Designation creating the Series C Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect the special powers, preferences, privileges or rights of the Series C Preferred Stock, taken as a whole; or

•

consummate a binding share-exchange or reclassification involving the Series C Preferred Stock, or sale, conveyance, exchange or transfer of all or substantially all of our assets or business or a merger or consolidation of us with or into another entity, unless in each case (i) the shares of the Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity, and (ii) such shares remaining outstanding or such preference securities, as the case may be, have powers, preferences, privileges and rights that are not materially less favorable to the holders thereof than the powers, preferences, privileges and rights of the Series C Preferred Stock, taken as a whole.

When determining the application of the voting rights described in this section, the authorization, creation and issuance, or an increase in the authorized or issued amount of, junior stock or any class or series of capital stock that by its terms expressly provides that it ranks on parity with the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution or winding up, including the Series B Preferred Stock, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock, shall not be deemed to materially and adversely affect the special powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series C Preferred Stock.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of special voting preferred stock (including the Series C Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series C Preferred Stock to effect such redemption.

Transfer Agent, Registrar and Calculation Agent

Computershare Trust Company, N.A. will be the transfer agent, registrar, dividend disbursement agent and redemption agent for the Series C Preferred Stock. A calculation agent for the Series C Preferred Stock has not been appointed. We will appoint a calculation agent prior to the first reset dividend determination date. Ally reserves the right to appoint itself or an affiliate of Ally as the calculation agent.

Other Preferred Stock

Under our amended and restated certificate of incorporation, we have authority to issue up to 300,000,000 shares of preferred stock, par value $0.01 per share, and our board of directors is authorized to establish the rights and privileges with respect to one or more classes or series of preferred stock that we may issue.

As of the date hereof, there are 1,350,000 shares of Series B Preferred Stock issued and outstanding. Dividends on the Series B Preferred Stock accrue (i) from the date of original issue to, but excluding, May 15, 2026 at a fixed rate of 4.700% per annum, and (ii) from, and including, May 15, 2026, during each related reset period at a rate per annum equal to the five-year treasury rate as of the most recent related reset dividend determination date plus 3.868%. Dividends are paid on a non-cumulative basis quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Ally may, at its option, redeem the Series B Preferred Stock (i) in whole or in part, on any dividend payment date on or after May 15, 2026 or (ii) in whole, but not in part, at any time within 90 days following a “regulatory capital treatment event,” at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends to, but excluding the date of redemption, without accumulation of undeclared dividends.

CERTAIN BENEFIT PLAN AND IRA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each such plan, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Series C Preferred Stock. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans, and any other plans or arrangements that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to federal, state, local, non-U.S. or other laws that are similar to ERISA and/or the Code (“Similar Laws”).

Ally or the underwriters (or certain of our or their affiliates), among others, may each be considered a party in interest and a disqualified person with respect to many Plans. The acquisition, holding or disposition of the Series C Preferred Stock by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which Ally or the underwriters (or certain of our or their affiliates) is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Series C Preferred Stock is acquired and held pursuant to an applicable exemption or there is some other basis on which the acquisition, holding and disposition of the Series C Preferred Stock will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code and is not prohibited under applicable Similar Laws. The U.S. Department of Labor has issued several prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition or holding of the Series C Preferred Stock. These exemptions include PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23, as amended (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the acquisition and disposition of the Series C Preferred Stock, provided that neither the issuer of the Series C Preferred Stock nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Series C Preferred Stock should not be acquired or held by any person investing the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Any acquiror or holder of the Series C Preferred Stock or any interest therein will be deemed to have represented by its acquisition and holding of the Series C Preferred Stock or any interest therein that it either

(1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring or holding the Series C Preferred Stock on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition and holding of the Series C Preferred Stock will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the Series C Preferred Stock on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any acquisition or holding under Similar Laws, as applicable. Acquirors of the Series C Preferred Stock have exclusive responsibility for ensuring that their acquisition and holding of the Series C Preferred Stock do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. Neither this discussion nor anything herein is or is intended to be investment advice directed at any potential purchaser or holder that is a Plan, a Plan Asset Entity or a Non-ERISA Arrangement, or at such purchasers and holders generally, and such purchasers and holders should consult and rely on their counsel and advisors as to whether an investment in the Series C Preferred Stock is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable. The transfer of any Series C Preferred Stock to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by Ally or any of its affiliates or representatives that an investment in the Series C Preferred Stock meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Series C Preferred Stock.

The summary is limited to taxpayers who will hold the Series C Preferred Stock as capital assets for tax purposes and who purchase the Series C Preferred Stock in the initial offering at the initial offering price. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including any United States federal tax consequences other than income tax consequences (such as estate and gift tax consequences), any foreign, state, or local tax consequences, or any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt entity;

•	a person subject to special tax accounting rules as a result of any item of gross income being taken into account on an applicable financial statement;

•	a partnership or other pass through entity for United States federal income tax purposes or an investor in such an entity;

•	a person that purchases or sells the Series C Preferred Stock as part of a wash sale for tax purposes;

•	a person that owns the Series C Preferred Stock as part of a straddle or a hedging or conversion transaction for tax purposes;

•	a United States holder (as defined below) that holds Series C Preferred Stock through a non-United States broker or other non-United States intermediary;

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	a United States expatriate.

This section is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These authorities are subject to change or different interpretations, possibly on a retroactive basis.

If an entity treated as a partnership for United States federal income tax purposes holds the Series C Preferred Stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership considering an investment in the Series C Preferred Stock should consult its own tax advisor with regard to the United States federal income tax treatment of an investment in the Series C Preferred Stock.

Please consult your own tax advisor concerning the consequences of owning the Series C Preferred Stock in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the United States federal income tax consequences of an investment in the Series C Preferred Stock to a United States holder. You are a United States holder if you are a beneficial owner of a share of the Series C Preferred Stock and, for United States federal income tax purposes, you are:

•	an individual who is a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—Non-United States Holders.”

Distributions on the Series C Preferred Stock

Distributions with respect to the Series C Preferred Stock will constitute dividends to the extent made out of Ally’s current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds Ally’s current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in the Series C Preferred Stock, determined separately for each share (and you will reduce your tax basis accordingly), and thereafter as capital gain from the sale or exchange of such Series C Preferred Stock. Although Ally presently has accumulated earnings and profits, Ally may not have sufficient current or accumulated earnings and profits during future tax years for the distributions on the Series C Preferred Stock to qualify as dividends for U.S. federal income tax purposes.

If you are a corporation, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a noncorporate United States holder, dividends paid to you will qualify for taxation at preferential rates applicable to “qualified dividends” if you meet certain holding period and other applicable requirements. United States holders should consult their own tax advisors regarding the availability of the reduced qualified dividend tax rate in light of their particular circumstances.

Sale or Exchange of the Series C Preferred Stock Other than by Redemption

If you sell or otherwise dispose of your Series C Preferred Stock (other than by redemption), you will generally recognize capital gain or loss, if any, equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the Series C Preferred Stock (determined separately for each share). Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

Redemption of the Series C Preferred Stock

Redemption of your Series C Preferred Stock generally would be a taxable event. You would be treated as if you had sold your Series C Preferred Stock if the redemption:

•	results in a complete termination of your stock interest in Ally;

•	is not essentially equivalent to a dividend with respect to you; or

•	results in Ally’s “partial liquidation”.

In determining whether any of these tests has been met, shares of Series C Preferred Stock or other classes of Ally’s stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as any such shares actually owned, must be taken into account under certain circumstances.

If Ally redeems your Series C Preferred Stock in a redemption that meets one of the tests listed above, you generally would recognize taxable gain or loss equal to the amount of cash received by you less your adjusted tax basis in the Series C Preferred Stock redeemed (determined separately for each share). This gain or loss would be long-term capital gain or capital loss if you have held the Series C Preferred Stock for more than one year. Because the determination as to whether any of the tests listed above is satisfied with respect to any particular holder will depend upon the facts and circumstances as of the time the redemption is made, you should consult your tax advisor regarding the treatment of a redemption.

If a redemption does not meet any of the tests described above, you generally would be taxed on the cash you receive as a dividend to the extent paid out of Ally’s current and accumulated earnings and profits. Any amount in excess of Ally’s current or accumulated earnings and profits would first reduce your tax basis in the Series C Preferred Stock and possibly in any shares of other classes of Ally’s stock owned by you (determined separately for each share) and thereafter would be treated as capital gain. If a redemption of the Series C Preferred Stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the allocation of your basis between the redeemed shares and any shares of Series C Preferred Stock (or other class of Ally’s stock) that you still hold (or are held by a person related to you).

If a redemption of any Series C Preferred Stock were treated as a dividend pursuant to the foregoing test, such dividend may be treated as an “extraordinary dividend,” subject to special rules in the Code. Generally, a corporate United States holder that receives an extraordinary dividend with respect to the Series C Preferred Stock is required to reduce its adjusted tax basis, but not below zero, in such Series C Preferred Stock by the portion of such dividend that is not taxed because of the dividends received deduction and is required to recognize taxable gain to the extent such portion of the dividend exceeds the holder’s adjusted tax basis in such Series C Preferred Stock. A non-corporate United States holder who receives an “extraordinary dividend” would be required to treat any losses on the sale of the Series C Preferred Stock as long-term capital losses to the extent such dividend qualifies as qualified dividend income. The deductibility of capital losses is subject to limitations. If you are a corporate United States holder, please consult your tax advisor with respect to the possible application of the “extraordinary dividend” rules to a redemption of your Series C Preferred Stock.

Non-United States Holders

This section summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Series C Preferred Stock by a Non-United States holder. You are a Non-United States holder if you are a beneficial owner of a share of the Series C Preferred Stock and you are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Distributions on the Series C Preferred Stock

Except as described below, if you are a Non-United States holder of the Series C Preferred Stock, dividends (including any redemption treated as a dividend for U.S. federal income tax purposes as discussed above under “United States Holders—Redemption of the Series C Preferred Stock”) paid to you that are not effectively connected with your conduct of a trade or business within the United States will be subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, the applicable withholding agent will generally be required to withhold at a 30% rate (rather than at the lower treaty rate) on dividend payments to you, unless you have furnished to such withholding agent:

•

a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with United States Treasury regulations.

If you are eligible for a reduced rate of United States federal withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a timely refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, an applicable withholding agent generally is not required to withhold tax from the dividends unless an applicable income tax treaty provides otherwise. To be exempt from United States federal withholding tax with respect to any “effectively connected dividends,” you must have furnished to the withholding agent a valid Internal Revenue Service Form W-8ECI or other applicable Internal Revenue Service Form W-8 (or an acceptable substitute form) upon which you certify that:

•	you are not a United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States.

Unless an applicable income tax treaty provides otherwise, “effectively connected” dividends are taxed to Non-United States holders on a net income basis at rates applicable to United States citizens, resident aliens and domestic United States corporations (as applicable) in generally the same manner as if the Non-United States holder were a United States holder.

If you are a corporate Non-United States holder, you may, under certain circumstances, be subject to an additional “branch profits tax” on your effectively connected earnings and profits (subject to adjustments) at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition or Redemption of the Series C Preferred Stock

If you are a Non-United States holder, subject to the discussion below regarding FATCA withholding (as defined below) and backup withholding, you generally will not be subject to United States federal income tax on any gain that you recognize on a disposition (including a redemption that is treated as a disposition for United States federal income tax purposes as discussed above under “United States Holders—Redemption of the Series C Preferred Stock”) of the Series C Preferred Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

•	Ally is or has been a United States real property holding corporation for United States federal income tax purposes and certain other conditions are met.

If you are a Non-United States holder described in the first bullet point above you will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates in generally the same manner as if the Non-United States holder were a United States holder. If you are a corporate Non-United States holder, you may also, under certain circumstances, be subject to an additional “branch profits tax” on your effectively connected earnings and profits (subject to adjustments) at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

If you are an individual Non-United States holder described in the second bullet point above you will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by certain United States source capital losses, even though you are not considered a resident of the United States.

Ally has not been, is not and does not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

As discussed above in “United States Holders—Redemption of the Series C Preferred Stock”, certain redemptions may be treated as dividends for United States federal income tax purposes. See “—Distributions on the Series C Preferred Stock”, above, for a discussion of the tax treatment of such redemptions. If an applicable withholding agent is unable to determine whether the redemption should be treated as a sale and not a distribution in your particular circumstances, such withholding agent may withhold tax at a 30% rate on the full amount you receive (in which case, if you are in fact eligible for disposition treatment, you may be eligible to obtain a refund of any excess tax withheld).

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-United States persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting and withholding requirements. Payments of dividends that you receive in respect of the Series C Preferred Stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold the Series C Preferred Stock through a non-United States person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

If you are a non-corporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to dividend payments or other taxable distributions made to you, and the payment of proceeds to you from the sale or other disposition of Series C Preferred Stock.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the Internal Revenue Service that you are subject to backup withholding because you previously have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a Non-United States holder, applicable withholding agents are required to report payments of dividends on Internal Revenue Service Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale or other disposition of preferred stock effected at a United States office of a broker provided that either (i) you have furnished a valid Internal Revenue Service Form W-8 or other documentation upon which the applicable withholding agent may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale or other disposition of Series C Preferred Stock effected at a non-United States office of a broker generally will not be subject to information reporting or backup withholding. However, a sale or other disposition effected at a non-United States office of a broker could be subject to information reporting in the same manner as a sale or other disposition within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale or other disposition has certain other specified connections with the United States.

Backup withholding is not an additional tax. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a timely refund claim with the Internal Revenue Service.

THE PRECEDING DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT BEING PROVIDED AS, OR INTENDED TO CONSTITUTE, TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING OR DISPOSING OF THE SERIES C PREFERRED STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING

BofA Securities, Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement among us and the underwriters, dated the date of this prospectus supplement, we have agreed to issue and sell to the underwriters, and the underwriters have severally agreed to purchase from us, the respective number of shares of Series C Preferred Stock indicated in the following table.

Name of Underwriter	Number of Shares
BofA Securities, Inc.	210,000
Deutsche Bank Securities Inc.	210,000
Morgan Stanley & Co. LLC	210,000
Goldman Sachs & Co. LLC	107,000
U.S. Bancorp Investments, Inc.	107,000
Wells Fargo Securities, LLC	107,000
Academy Securities, Inc.	7,000
AmeriVet Securities, Inc.	7,000
Bancroft Capital LLC	7,000
C.L. King & Associates, Inc.	7,000
Great Pacific Securities	7,000
Piper Sandler & Co.	7,000
Raymond James & Associates, Inc.	7,000

Total	1,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase shares of Series C Preferred Stock from us, are several and not joint. The underwriting agreement provides that the underwriters will purchase all the shares of the Series C Preferred Stock if any of them are purchased.

The underwriters propose to offer the Series C Preferred Stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the shares of Series C Preferred Stock to certain dealers at that price less a concession not in excess of $6.00 per share. Any such dealers may resell such shares to certain other brokers or dealers at a discount of up to $2.50 per share from the public offering price.

The underwriters initially propose to offer the Series C Preferred Stock to the public at the public offering price that appears on the cover of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and any other selling terms with respect to the Series C Preferred Stock. The underwriters may offer and sell Series C Preferred Stock through certain of their affiliates. The offering of the Series C Preferred Stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that:

•

we will not, during the offering of the Series C Preferred Stock, without the prior written consent of BofA Securities, Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC offer, sell, contract to sell or otherwise dispose of in a capital markets transaction any securities issued or guaranteed by the Company that are substantially similar to the Series C Preferred Stock, including but not limited to any options or warrants to purchase preferred securities or any securities that are convertible or exchangeable for, or that represent the right to receive, preferred securities or any such substantially similar securities, except for the Series C Preferred Stock sold to the underwriters pursuant to the underwriting agreement; and

•

we will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the Series C Preferred Stock.

	Per Share	Total
Price to public	$1,000	$1,000,000,000
Underwriting discount	$10	$10,000,000
Proceeds, before expenses, to Ally	$990	$990,000,000

The expenses of the offering, not including the underwriting discount, are estimated at approximately $2,000,000 and are payable by us.

We do not intend to apply for listing of the Series C Preferred Stock on any national securities exchange or for inclusion of the Series C Preferred Stock on any automated dealer quotation system. We have been advised by the underwriters that they intend to make a market in the Series C Preferred Stock, but they are not obligated to do so. Any market making with respect to the Series C Preferred Stock may be discontinued without notice at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Series C Preferred Stock, that you will be able to sell your shares of Series C Preferred Stock at a particular time or that prices that you receive when you sell will be favorable.

In connection with the offering of the Series C Preferred Stock, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase shares of Series C Preferred Stock in the open market for the purpose of pegging, fixing or maintaining the price of the Series C Preferred Stock. Syndicate covering transactions involve purchases of shares of Series C Preferred Stock in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Series C Preferred Stock to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of Series C Preferred Stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, lending, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, currently perform, and may in the future perform, various financial advisory and investment banking services for us, for which they have received customary compensation and may provide such services and receive customary compensation in the future. Certain of the relationships involve transactions that are material to us or our affiliates and for which the underwriters or their respective affiliates have received significant fees. In addition, certain of the underwriters or their affiliates may serve as agents and lenders under certain of our existing credit facilities.

Certain of the underwriters or their respective affiliates hold the Company’s outstanding 8.125% Fixed Rate/Floating Rate Trust Preferred Securities, Series 2 of GMAC Capital Trust I. As a result, if we determine to use proceeds from this offering to redeem any of those securities, such underwriters or their respective affiliates will receive proceeds from this offering. However, the amount of any such proceeds received by any such underwriter or its respective affiliates will be less than 5% of the net offering proceeds.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities or instruments of the issuer. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or those affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series C Preferred Stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Series C Preferred Stock offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

We expect that delivery of the Series C Preferred Stock will be made to investors against payment thereof on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of the Series C Preferred Stock on any date prior to the second business day before delivery will be required to specify alternate settlement arrangements to prevent a failed settlement and should consult their own advisors.

Selling Restrictions

Canada

The Series C Preferred Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series C Preferred Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Series C Preferred Stock is not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Series C Preferred Stock or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Series C Preferred Stock or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Series C Preferred Stock in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Series C Preferred Stock. Neither this prospectus supplement nor the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom—Prohibition of Sales to UK Retail Investors

The Series C Preferred Stock is not intended to be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2 of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of the UK Prospectus Regulation, and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Series C Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe for the Series C Preferred Stock, and “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Series C Preferred Stock or otherwise making it available to retail investors in the UK has been prepared and therefore offering or selling the Series C Preferred Stock or otherwise making it available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation), who also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) are high net worth companies falling within Article 49(2)(a) to (d) of the Order or persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the Series C Preferred Stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series C Preferred Stock in, from or otherwise involving the UK.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth) (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Series C Preferred Stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Series C Preferred Stock without disclosure to investors under Chapter 6D of the Corporations Act.

The Series C Preferred Stock applied for by Exempt Investors in Australia must not be offered for sale in Australia for a period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Series C Preferred Stock must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The Series C Preferred Stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”) or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Series C Preferred Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Series C Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The Series C Preferred Stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The Series C Preferred Stock may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Korea

The Series C Preferred Stock may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in the Republic of Korea (“Korea”) or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Series C Preferred Stock have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the Series C Preferred Stock may not be resold to Korean residents unless the purchaser of the Series C Preferred Stock complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the Series C Preferred Stock.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been, and neither will be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any Series C Preferred Stock or caused such Series C Preferred Stock to be made the subject of an invitation for subscription or purchase and will not offer or sell such Series C Preferred Stock or cause such Series C Preferred Stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Series C Preferred Stock, whether directly or indirectly, to persons in Singapore, other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where any Series C Preferred Stock are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Series C Preferred Stock pursuant to an offer made under Section 275 of the SFA, except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)

(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notification under Section 309B(1) of the SFA—The Series C Preferred Stock shall be prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Series C Preferred Stock. The Series C Preferred Stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the Series C Preferred Stock to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Series C Preferred Stock constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Series C Preferred Stock may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The Series C Preferred Stock have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Series C Preferred Stock in Taiwan.

United Arab Emirates

The Series C Preferred Stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the Series C Preferred Stock or the offering do not constitute a public offer of securities in the

United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the Series C Preferred Stock or the offering have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to incorporate by reference into this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below:

(a)	Annual Report on Form 10-K for the year ended December 31, 2020;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;

(c)	Current Reports on Form 8-K, filed with the SEC on January 12, 2021 (Item 8.01 only), April 22, 2021 (two filings) and May 5, 2021 (Item 5.07 only); and

(d)

The information from the Definitive Proxy Statement on Schedule 14A filed with the SEC on March  16, 2021 specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2020.

We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the consummation of the offering, except that, unless otherwise indicated, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any statement contained in this prospectus supplement or in a document (or part thereof) incorporated or considered to be incorporated by reference in this prospectus supplement will be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document (or part thereof) that is, or is considered to be, incorporated by reference in this prospectus supplement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded will not be considered, except as so modified or superseded, to constitute part of this prospectus supplement.

Copies of each of the documents incorporated by reference into this prospectus supplement (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost, by writing or calling us at the following email and telephone number:

Ally Financial Inc.

Attention: Investor Relations

Email: investor.relations@ally.com

Tel: (866) 710-4623

Ally is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and information statements and other information with the SEC. Ally’s filings are electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym “EDGAR,” and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

VALIDITY OF THE SECURITIES

The validity of the Series C Preferred Stock offered pursuant to this prospectus supplement will be passed upon for Ally by Sullivan & Cromwell LLP, New York, New York. Certain legal matters with respect to the Series C Preferred Stock offered hereby will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP, San Francisco, California.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Ally Financial Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Ally Financial Inc.

SENIOR NOTES

SUBORDINATED NOTES

PREFERRED STOCK

Ally Financial Inc. may offer from time to time senior notes, subordinated notes and preferred stock in one or more offerings.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any such offer. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution and any applicable underwriting discounts and commissions. The securities offered by this prospectus, unless stated otherwise in the applicable prospectus supplement, will not be listed on any exchange, listing authority or quotation system.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” beginning on page 2 of this prospectus and contained in our periodic reports filed with the Securities and Exchange Commission, as well as the other information contained or incorporated by reference in this prospectus.

The securities offered by this prospectus will not be savings accounts, deposits or other obligations of any bank and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 21, 2019

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

References in this prospectus to “Ally,” “the Company,” “we,” “us,” and “our” refer to Ally Financial Inc. and its direct and indirect subsidiaries on a consolidated basis, unless the context otherwise requires.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. For the securities being sold, the prospectus supplement will include the names of the underwriters, dealers or agents, if any, their compensation, the terms of the offering, and the net proceeds to us. The prospectus supplement may also contain information about certain United States federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Information Incorporated by Reference; Where You Can Find More Information.”

INFORMATION INCORPORATED BY REFERENCE; WHERE YOU CAN FIND MORE

INFORMATION

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below:

(a)	Annual Report on Form 10-K for the year ended December 31, 2018;

(b)	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, and June 30, 2019, and September 30, 2019;

(c)	Current Reports on Form 8-K filed on January 15, 2019, April 1, 2019, April 15, 2019, May 8, 2019 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), May 21, 2019, and October 11, 2019; and

(d)

Portions of the Definitive Proxy Statement on Schedule 14A for the annual meeting of stockholders held on May 7, 2019, incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2018.

We are also incorporating by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement, except that, unless otherwise indicated, we are not incorporating documents or information deemed to have been furnished and not filed in accordance with SEC rules.

Ally is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and information statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto. Information about us, including our SEC filings, is also available at our Internet site at http://www.ally.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

You may also obtain a copy of any or all of the documents referred to above that may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address and telephone number:

Ally Financial Inc.

Attention: Investor Relations

440 South Church Street, 14th Floor

Charlotte, North Carolina 28202

Tel: (866) 710-4623

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference documents containing various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events that are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of these words or similar expressions are intended to identify forward-looking statements. All statements contained in or incorporated by reference into this prospectus, other than statements of historical fact, including without limitation statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated by our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and the other documents incorporated by reference herein. See “Information Incorporated by Reference; Where You Can Find More Information.” Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Accordingly, you should not place undue reliance on any forward-looking statements contained or incorporated by reference in this prospectus, including those under “Risk Factors” in this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein. Such forward-looking statements apply only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date the forward-looking statement is made.

SUMMARY

This summary highlights some of the information contained, or incorporated by reference, in this prospectus. It does not contain all of the information that is important to you. Each time we offer securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement containing specific information about the terms of that offering in their entirety, including the information incorporated by reference, to understand fully the terms of the securities, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 2 hereof or incorporated by reference herein as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page iv.

Ally Financial Inc.

We are a leading digital financial-services company with $181.5 billion in assets as of September 30, 2019. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing It Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending services and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate-finance business offers capital for equity sponsors and middle-market companies.

Our principal executive offices are located at Ally Detroit Center, 500 Woodward Ave., Detroit, Michigan 48226, and our telephone number is (866) 710-4623.

Securities Being Offered

Ally has filed a registration statement with the SEC under a “shelf” registration procedure. Under this procedure, Ally may offer and sell from time to time, in one or more series, any one or a combination of the following securities:

•	Senior Notes of Ally (“senior notes”);

•	Subordinated Notes of Ally (“subordinated notes”); and

•	Shares of Preferred Stock of Ally (“preferred stock”).

Unless we state otherwise in the applicable prospectus supplement, the securities will be sold for, and amounts payable with respect to any such securities will be payable in, U.S. dollars.

RISK FACTORS

Investing in the securities covered by this prospectus involves risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in any updates to those risk factors in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information we include or incorporate by reference in this prospectus and any applicable prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, which may include working capital; reduction, retirement or refinancing of outstanding debt; capital expenditures; redemptions or repurchases of certain outstanding securities; and acquisitions and other business opportunities. Pending such applications, such proceeds may be temporarily invested in short-term marketable securities or applied to the reduction of short-term indebtedness.

DESCRIPTION OF SENIOR NOTES

The following description of the terms of the senior notes provides general terms and provisions of the securities to which any prospectus supplement may relate. We will describe in any prospectus supplement the particular terms of the senior notes offered and the extent, if any, to which the general provisions apply to the senior notes.

In this description, references to “Ally,” “we,” “our,” “ours,” and “us” refer only to Ally Financial Inc. and not to any of its direct or indirect subsidiaries or affiliates, except as otherwise indicated.

General

Ally will issue the senior notes under the indenture dated as of July 1, 1982 (as amended by the first supplemental indenture dated as of April 1, 1986, the second supplemental indenture dated as of June 15, 1987, the third supplemental indenture dated as of September 30, 1996, the fourth supplemental indenture dated as of January 1, 1998, and the fifth supplemental indenture dated as of September 30, 1998, and together with such supplemental indentures, the “1982 Indenture”) among Ally and The Bank of New York Mellon (successor to Morgan Guaranty Trust Company of New York), as trustee (the “Trustee”). Each series of senior notes will constitute a separate series of notes from those series previously issued under the 1982 Indenture. Those terms of a series of senior notes that differ from or that are in addition to the terms of the 1982 Indenture will be set forth in the resolution or resolutions of the board of directors or the executive committee of Ally authorizing the issuance of the applicable series of senior notes. For the purposes of amending or modifying the 1982 Indenture, the holders of senior notes will generally vote as a single class with the holders of debt securities of all other series at the time outstanding under the 1982 Indenture (together, the “1982 Indenture Debt Securities”).

The following description is a summary of certain provisions of the 1982 Indenture and the senior notes. It does not restate the 1982 Indenture or the senior notes in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the 1982 Indenture at Ally’s address set forth under “Information Incorporated by Reference; Where You Can Find More Information.”

Unless we state otherwise in the applicable prospectus supplement, each series of senior notes will be issued in fully registered book-entry form without coupons in minimum denominations of $1,000 principal amount and integral multiples of $1,000 above that amount. Each series of senior notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under “Book-Entry, Delivery and Form of Notes.”

Principal Amount; Maturity and Interest

Unless we state otherwise in the applicable prospectus supplement, each series of senior notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

Each series of senior notes will bear interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, interest on a series of senior notes that bear interest at a fixed rate will be computed on the basis of a 360-day year of twelve 30-day months, and interest on a series of senior notes that bear interest at a floating rate will be computed on the basis of the actual number of days elapsed over a 360-day year.

With respect to senior notes that bear interest at a fixed rate, interest on each series of senior notes will accrue from and including the date such series of senior notes is issued (the “issue date”) or from and including the most recent interest payment date (whether or not such interest payment date was a business day) for which interest has been paid or provided for to but excluding the relevant interest payment date. If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

With respect to senior notes that bear interest at a floating rate, interest on each series of senior notes will accrue from and including the issue date or from and including the most recent interest payment date. If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, except that if that business day is in the immediately succeeding calendar month, the interest payment will be made on the next preceding business day, in each case with interest accruing to the applicable interest payment date (as so adjusted). If the maturity date or a redemption date, if applicable, of a senior note that bears interest at a floating rate falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless Ally fails to make a payment on such next succeeding business day.

No Guarantees

None of Ally’s subsidiaries will guarantee the senior notes.

Ranking

The senior notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of Ally, including all 1982 Indenture Debt Securities, and senior in right of payment to existing and future indebtedness of Ally that by its terms is expressly subordinated to the senior notes. The senior notes will be effectively subordinated to any secured indebtedness of Ally to the extent of the value of the assets securing such debt.

The senior notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables and lease obligations and, in the case of Ally Bank, its deposits) of each of Ally’s subsidiaries to the extent of the value of the assets of such subsidiaries.

Redemption

Unless we state otherwise in the applicable prospectus supplement, the applicable series of senior notes will not be subject to redemption prior to maturity and there will be no sinking fund for such senior notes.

Certain Covenants

Limitation on Liens

The 1982 Indenture provides that Ally will not pledge or otherwise subject to any lien any of its property or assets unless the senior notes are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. This covenant does not apply to:

•

the pledge of any assets to secure any financing by Ally of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which Ally reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

•	the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

•

any deposit of assets of Ally with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by Ally from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against Ally;

•

any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

•

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The 1982 Indenture provides that Ally will not merge or consolidate with another corporation or sell or convey all or substantially all of Ally’s assets to another person, firm or corporation unless either Ally is the continuing corporation or the successor corporation (if other than Ally) shall be a corporation organized and existing under the laws of the United States of America or a state thereof and such corporation shall expressly assume the interest and principal (and premium, if any) due under the 1982 Indenture Debt Securities and the performance and observance of all applicable conditions and covenants. In either case, the 1982 Indenture provides that neither Ally nor a successor corporation may be in default of performance immediately after such merger or consolidation or sale or conveyance. Additionally, the 1982 Indenture provides that in the case of any such merger or consolidation or sale or conveyance, the successor corporation may continue to issue securities under the 1982 Indenture.

SEC Reports and Reports to Holders

Ally will be required to file with the Trustee within fifteen days after Ally is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Ally may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if Ally is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. In addition, Ally will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Ally with the conditions and covenants provided for in the 1982 Indenture as may be required from time to time by such rules and regulations.

Modification of the 1982 Indenture

The 1982 Indenture contains provisions permitting Ally and the Trustee to modify or amend the 1982 Indenture or any supplemental Indenture or the rights of the holders of the 1982 Indenture Debt Securities issued, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the 1982 Indenture Debt Securities which are affected by such modification or amendment, voting as one class, provided that, without the consent of the holder of each 1982 Indenture Debt Security so affected, no such modification shall:

•

extend the fixed maturity of any 1982 Indenture Debt Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each 1982 Indenture Debt Security so affected; or

•

reduce the aforesaid percentage of 1982 Indenture Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all 1982 Indenture Debt Securities then outstanding under the 1982 Indenture.

The 1982 Indenture contains provisions permitting Ally and the Trustee to enter into indentures supplemental to the 1982 Indenture, without the consent of the holders of the 1982 Indenture Debt Securities at the time outstanding, for one or more of the following purposes:

•	to evidence the succession of another corporation to Ally, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

•

to add to the covenants such further covenants, restrictions, conditions or provisions as Ally’s board of directors and the Trustee shall consider to be for the protection of the holders of 1982 Indenture Debt Securities;

•

to permit or facilitate the issuance of 1982 Indenture Debt Securities in coupon form, registrable or not registrable as to principal, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form;

•

to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or to make such other provisions in regard to matters or questions arising under the 1982 Indenture as shall not adversely affect the interests of the holders of any 1982 Indenture Debt Securities; or

•	to evidence and provide for the acceptance and appointment by a successor trustee.

Notwithstanding the foregoing, holders of a particular series of senior notes shall vote as a separate class with respect to amendments, modifications or waivers affecting only that series of senior notes and the holders of other 1982 Indenture Debt Securities shall not have any voting rights with respect to such matters as they relate to that series of senior notes.

Events of Default

An event of default with respect to a series of senior notes is defined in the 1982 Indenture as being (the “Events of Default”):

•	default in payment of any principal or premium, if any;

•	default for 30 days in payment of any interest;

•

default in the performance of any other covenant in the 1982 Indenture or such series of senior notes for 30 days after notice by the Trustee or holders of at least 25% in aggregate principal amount of such senior notes at the time outstanding; or

•	certain events of bankruptcy, insolvency or reorganization with respect to Ally.

In case any of the first, second or third Events of Default above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the 1982 Indenture Debt Securities affected thereby then outstanding may declare the principal amount of all of the 1982 Indenture Debt Securities affected thereby to be due and payable. In case an event of default as set out in the fourth Event of Default above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the 1982 Indenture Debt Securities then outstanding, voting as one class, may declare the principal of all outstanding 1982 Indenture Debt Securities to be due and payable. Any Event of Default may be waived and a declaration of acceleration of payment rescinded by the holders of a majority in aggregate principal amount of the applicable series of senior notes, or of all the outstanding 1982 Indenture Debt Securities, as the case may be, if sums sufficient to pay all amounts due (with interest, if any) other than amounts due upon acceleration are provided to the Trustee and all defaults are remedied. For such purposes, if the principal of all series of 1982 Indenture Debt Securities shall have been declared to be payable, all series will be treated as a single class. Ally is required to file with the Trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the 1982 Indenture. The 1982 Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

The holders of a series of senior notes shall vote as a separate class from the holders of the other 1982 Indenture Debt Securities with respect to any defaults or events of default or remedies relating thereto as a result of any covenants, obligations or provisions affecting only such series of senior notes and no other series of 1982 Indenture Debt Securities.

Subject to the provisions of the 1982 Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the 1982 Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred.

Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the 1982 Indenture Debt Securities affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Satisfaction and Discharge

The 1982 Indenture shall cease to be of further effect with respect to a series of senior notes if at any time (a) Ally shall have delivered to the Trustee for cancellation all senior notes of such series theretofore authenticated (other than any senior notes of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid), or (b) all such senior notes of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and Ally shall deposit or cause to be deposited with the Trustee as trust funds the entire amount (other than moneys repaid by the Trustee or any paying agent to Ally) sufficient to pay at maturity or upon redemption all senior notes of such series not theretofore delivered to the Trustee for cancellation, including principal (and premium, if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be, and if in either case Ally shall also pay or cause to be paid all other sums payable under the 1982 Indenture by Ally with respect to the senior notes of such series.

All such moneys deposited with the Trustee shall be held in trust and applied by it to the payment, either directly or through any paying agent (including Ally acting as its own paying agent), to the holders of the applicable series of senior notes for the payment or redemption of which such moneys have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest (and premium, if any).

Further Issues

Ally may from time to time, without notice to or the consent of the registered holders of any series of senior notes, create and issue further notes ranking equally with the existing series of senior notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes. Such further notes may be consolidated and form a single series with a particular series of existing senior notes and have the same terms as to status, redemption or otherwise as such senior notes.

Concerning the Trustee

The Trustee will be designated by Ally as the initial paying agent, transfer agent and registrar with respect to each series of senior notes. The Corporate Trust Office of the Trustee is currently located at 240 Greenwich Street, Floor 7W, New York, N.Y. 10286, U.S.A., Attention: Corporate Trust Administration.

The 1982 Indenture provides that the Trustee, prior to the occurrence of an Event of Default of a series of senior notes and after the curing of all such Events of Default of such series which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the 1982 Indenture. If any such Event of Default has occurred (which has not been cured) with respect to a particular series of senior notes, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the 1982 Indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The 1982 Indenture also provides that the Trustee or any agent of Ally or the Trustee, in their individual or any other capacity, may become the owner or pledgee of senior notes with the same rights it would have if it were not the Trustee or agent; provided, however, that all moneys received by the Trustee or any paying agent shall, until used or applied as provided in the 1982 Indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

Governing Law and Consent to Jurisdiction

The 1982 Indenture is and the senior notes will be governed by and will be construed in accordance with the laws of the State of New York.

DESCRIPTION OF SUBORDINATED NOTES

The following description of the terms of the subordinated notes provides general terms and provisions of the securities to which any prospectus supplement may relate. We will describe in any prospectus supplement the particular terms of the subordinated notes offered and the extent, if any, to which the general provisions apply to the subordinated notes.

In this description, references to “Ally,” “we,” “our,” “ours,” and “us” refer only to Ally Financial Inc. and not to any of its direct or indirect subsidiaries or affiliates, except as otherwise indicated.

General

Ally will issue subordinated notes under the indenture dated as of November 20, 2015 (as it may be amended from time to time, the “Subordinated Indenture”) between Ally and The Bank of New York Mellon, as trustee (the “Trustee”). Each series of subordinated notes will constitute a separate series of notes from those previously issued under the Subordinated Indenture. Those terms of a series of subordinated notes that differ from or that are in addition to the terms of the Subordinated Indenture will be set forth in the resolution or resolutions of the board of directors or the executive committee of Ally authorizing the issuance of the applicable series of subordinated notes. For the purposes of amending or modifying the Subordinated Indenture, the holders of subordinated notes will generally vote as a single class with the holders of subordinated debt securities of all other series at the time outstanding under the Subordinated Indenture (together, the “Subordinated Debt Securities”).

The following description is a summary of certain provisions of the Subordinated Indenture and the subordinated notes. It does not restate the Subordinated Indenture or the subordinated notes in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the Subordinated Indenture at Ally’s address set forth under “Information Incorporated by Reference; Where You Can Find More Information.”

Unless we state otherwise in the applicable prospectus supplement, the subordinated notes will be issued in fully registered book-entry form without coupons in minimum denominations of $1,000 principal amount and integral multiples of $1,000 above that amount. Unless we state otherwise in the applicable prospectus supplement, each series of subordinated notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under “Book-Entry, Delivery and Form of Notes.”

Principal Amount; Maturity and Interest

Unless we state otherwise in the applicable prospectus supplement, each series of subordinated notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

Each series of subordinated notes will bear interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, interest on a series of subordinated notes that bear interest at a fixed rate will be computed on the basis of a 360-day year of twelve 30-day months, and interest on a series of subordinated notes that bear interest at a floating rate will be computed on the basis of the actual number of days elapsed over a 360-day year.

With respect to subordinated notes that bear interest at a fixed rate, interest on each series of subordinated notes will accrue from and including the date such series of subordinated notes are issued (the “issue date”) or from and including the most recent interest payment date (whether or not such interest payment date was a business day) for which interest has been paid or provided for with respect to such subordinated notes to but excluding the relevant interest payment date. If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

With respect to subordinated notes that bear interest at a floating rate, interest on each series of subordinated notes will accrue from and including the issue date or from and including the most recent interest payment date. If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, except that if that business day is in the immediately succeeding calendar month, the interest payment will be made on the next preceding business day, in each case with interest accruing to the applicable interest payment date (as so adjusted). If the maturity date or a redemption date, if applicable, of a subordinated note that bears interest at a floating rate falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless Ally fails to make a payment on such next succeeding business day.

No Guarantee

None of Ally’s subsidiaries will guarantee the subordinated notes.

Ranking

The subordinated notes will rank equally in right of payment with all existing and future unsecured Indebtedness Ranking on a Parity (as defined below) of Ally with the subordinated notes, junior in right of payment to all existing and future Senior Indebtedness (as defined below) of Ally and senior in right of payment to any of Ally’s existing and future Indebtedness Ranking Junior to the Subordinated Debt Securities (as defined below). The subordinated notes will be effectively subordinated to any secured indebtedness of Ally to the extent of the value of the assets securing such debt. As of September 30, 2019, the Company had approximately $42.1 billion in principal amount of total debt outstanding, consisting of $15.6 billion and $26.5 billion in principal amount of unsecured and secured debt, respectively, of which $38.4 billion in principal amount would have ranked senior in right of payment to the subordinated notes.

The subordinated notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables and lease obligations and, in the case of Ally Bank, its deposits) of subsidiaries of Ally to the extent of the value of the assets of such subsidiaries.

Subordination to Senior Indebtedness

Ally’s obligation to make any payment on account of the principal of, or premium, if any, and interest, if any, on the subordinated notes will be subordinated and junior in right of payment to Ally’s obligations to the holders of its Senior Indebtedness to the extent described herein.

In the case of any bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or dissolution or winding up involving Ally, whether voluntary or involuntary, all of Ally’s obligations to holders of its Senior Indebtedness will be entitled to be paid in full before any payment, whether in cash, property, or otherwise, can be made on account of the principal of, or premium, if any, or interest, if any, on the Subordinated Debt Securities, including the subordinated notes. In the event and during the continuation of any default in the payment of principal of, or premium, if any, or interest, if any, on, any Senior Indebtedness beyond any applicable grace period, or in the event that any event of default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of certain payments, permitting the holders of the relevant Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate its maturity, then, unless and until Ally cures the default or event of default or the default or event of default is waived or ceases to exist, Ally will not make any payment of the principal of, or premium, if any, or interest, if any, on the Subordinated Debt Securities, including the subordinated notes, or in respect of any redemption, exchange, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, including the subordinated notes.

By reason of the above subordination in favor of the holders of Ally’s Senior Indebtedness, in the event of Ally’s bankruptcy or insolvency, holders of Ally’s Senior Indebtedness may receive more, ratably, and holders of the subordinated notes having a claim pursuant to the subordinated notes may receive less, ratably, than Ally’s other creditors.

The Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by Ally. Ally expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

Redemption

Unless we state otherwise in the applicable prospectus supplement, the applicable series of subordinated notes will not be subject to redemption prior to maturity and there will be no sinking fund for such subordinated notes. No redemption or early redemption, if applicable, of amounts owed under any series of subordinated notes may be made without the prior written consent of the Federal Reserve.

Certain Covenants

Merger and Consolidation

The Subordinated Indenture provides that Ally will not merge or consolidate with another corporation or sell or convey all or substantially all of Ally’s assets to another person, firm or corporation unless either Ally is the continuing corporation or the successor corporation (if other than Ally) shall be a corporation organized and existing under the laws of the United States of America or a state thereof and such corporation shall expressly assume the interest and principal (and premium, if any) due under the subordinated notes and the performance and observance of all applicable conditions and covenants. In either case, the Subordinated Indenture provides that neither Ally nor a successor corporation may be in default of performance immediately after such merger or consolidation or sale or conveyance. Additionally, the Subordinated Indenture provides that in the case of any such merger or consolidation or sale or conveyance, the successor corporation may continue to issue securities under the Subordinated Indenture.

SEC Reports and Reports to Holders

Ally will be required to file with the Trustee within fifteen days after Ally is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Ally may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if Ally is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. In addition, Ally will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Ally with the conditions and covenants provided for in the Subordinated Indenture as may be required from time to time by such rules and regulations. Ally has also agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the subordinated notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.

Modification of the Subordinated Indenture

The Subordinated Indenture contains provisions permitting Ally and the Trustee to modify or amend the Subordinated Indenture or any supplemental indenture or the rights of the holders of the Subordinated Debt Securities issued, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding Subordinated Debt Securities which are affected by such modification or amendment, voting as one class, provided that, without the consent of the holder of each Subordinated Debt Security so affected, no such modification shall:

•

extend the fixed maturity of any Subordinated Debt Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Subordinated Debt Security so affected;

•

reduce the aforesaid percentage of Subordinated Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Subordinated Debt Securities then outstanding under the Subordinated Indenture; or

•

make any change to the “Miscellaneous Provisions” of the Subordinated Indenture that would adversely affect the holders of all Subordinated Debt Securities then outstanding without the consent of each holder so affected.

The Subordinated Indenture further provides that, in determining whether the holders of the requisite principal amount of a series of subordinated notes outstanding have performed any act under the Subordinated Indenture, subordinated notes of such series owned by the Company or any other obligor upon the subordinated notes of such series or any affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such act, only subordinated notes of such series that the Trustee knows to be so owned shall be so disregarded.

The Subordinated Indenture contains provisions permitting Ally and the Trustee to enter into indentures supplemental to the Subordinated Indenture, without the consent of the holders of the Subordinated Debt Securities at the time outstanding, for one or more of the following purposes:

•	to evidence the succession of another corporation to Ally, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

•

to add to the covenants such further covenants, restrictions, conditions or provisions as Ally’s board of directors and the Trustee shall consider to be for the protection of the holders of Subordinated Debt Securities;

•

to permit or facilitate the issuance of Subordinated Debt Securities in coupon form, registrable or not registrable as to principal, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form;

•

to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or to make such other provisions in regard to matters or questions arising under the Subordinated Indenture as shall not be inconsistent with any provision of the Subordinated Indenture, provided that such other provisions shall not adversely affect the interests of the holders of any Subordinated Debt Securities of any series;

•	to evidence and provide for the acceptance and appointment by a successor trustee; or

•	to effect certain other limited purposes described in the Subordinated Indenture.

Notwithstanding the foregoing, holders of a particular series of subordinated notes shall vote as a separate class with respect to amendments, modifications or waivers affecting only that series of subordinated notes and the holders of other Subordinated Debt Securities shall not have any voting rights with respect to such matters as they relate to that series of subordinated notes.

Events of Default

The only Events of Default under the Subordinated Indenture with respect to the subordinated notes will be certain events in bankruptcy, receivership or insolvency involving us.

In case an “Event of Default” with respect to the subordinated notes as a result of bankruptcy, receivership, insolvency or reorganization involving us shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the Subordinated Debt Securities then outstanding, voting as one class, may declare the principal of all outstanding Subordinated Debt Securities to be due and payable. An Event of Default may be waived and a declaration of acceleration of payment rescinded by the holders of a majority in aggregate principal amount of the subordinated notes, or of all the outstanding Subordinated Debt Securities, as the case may be, if sums sufficient to pay all amounts due (with interest, if any) other than amounts due upon acceleration are provided to the Trustee and all defaults are remedied. For such purposes, if the principal of all series of Subordinated Debt Securities shall have been declared to be payable, all series will be treated as a single class.

The application of the foregoing paragraph and any other rights under the Subordinated Indenture would, in the event of the bankruptcy or insolvency involving us, be subject to applicable bankruptcy law (including, for example, the automatic stay imposed under U.S. federal bankruptcy law) and to the broad equity powers of a federal bankruptcy court, including, among other things, a determination by a court of the nature and status of the payment of claims in respect of the subordinated notes. At any time after a declaration of acceleration with respect to the subordinated notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration but only if all Defaults have been remedied, or, if permitted, waived, and if certain other conditions have been satisfied.

The following events will be “Defaults” under the Subordinated Indenture with respect to the subordinated notes:

•	default in payment of any principal or premium, if any, with respect to the subordinated notes;

•	default for 30 days in payment of any interest with respect to the subordinated notes; or

•

default in the performance of any other covenant in the Subordinated Indenture or the subordinated notes for 30 days after notice by the Trustee or holders of at least 25% in aggregate principal amount of the subordinated notes at the time outstanding.

The maturity of each series of subordinated notes will be subject to acceleration only upon the occurrence of an Event of Default. There will be no right of acceleration upon the occurrence of any Default other than an Event of Default. If a Default with respect to a series of subordinated notes occurs and is continuing, the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of such subordinated notes (including, without limitation, the right to timely payment of interest) or the performance of any covenant or agreement in the Subordinated Indenture, including by instituting a judicial proceeding for the collection of sums due and unpaid. The Subordinated Indenture provides that any judgment received in respect of any obligation in respect of a series of subordinated notes will be subordinated to the same extent as any other right to payment under such subordinated notes.

The holders of a series of subordinated notes shall vote as a separate class from the holders of the other Subordinated Debt Securities with respect to any Defaults or remedies relating thereto as a result of any covenants, obligations or provisions affecting only such series of subordinated notes and no other series of Subordinated Debt Securities.

Subject to the provisions of the Subordinated Indenture relating to the duties of the Trustee in case of a Default or Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred.

Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the Subordinated Debt Securities affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Ally is required to file with the Trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the Subordinated Indenture. The Subordinated Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

Satisfaction and Discharge

The Subordinated Indenture shall cease to be of further effect with respect to a series of subordinated notes if at any time (a) Ally shall have delivered to the Trustee for cancellation all subordinated notes of such series theretofore authenticated (other than any subordinated notes of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid), or (b) all such subordinated notes of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and Ally shall deposit or cause to be deposited with the Trustee as trust funds the entire amount (other than moneys repaid by the Trustee or any paying agent to Ally) sufficient to pay at maturity or upon redemption all subordinated notes of such series not theretofore delivered to the Trustee for cancellation, including principal (and premium, if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be, and if in either case Ally shall also pay or cause to be paid all other sums payable under the Subordinated Indenture by Ally with respect to the subordinated notes of such series.

All such moneys deposited with the Trustee shall be held in trust and applied by it to the payment, either directly or through any paying agent (including Ally acting as its own paying agent), to the holders of the applicable series of subordinated notes for the payment or redemption of which such moneys have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest (and premium, if any).

Further Issues

Ally may from time to time, without notice to or the consent of the registered holders of any series of subordinated notes, create and issue further notes ranking equally with the existing series of subordinated notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes. Such further notes may be consolidated and form a single series with a particular series of existing subordinated notes and have the same terms as to status, redemption or otherwise as subordinated notes.

Concerning the Trustee

The Trustee for the subordinated notes will be designated by Ally as the initial paying agent, transfer agent and registrar with respect to each series of subordinated notes. The Corporate Trust Office of the Trustee is currently located at 240 Greenwich Street, Floor 7W, New York, N.Y. 10286, U.S.A., Attention: Corporate Trust Administration.

The Subordinated Indenture provides that the Trustee, prior to the occurrence of an Event of Default of the subordinated notes and after the curing of all such Events of Default of the subordinated notes which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the Subordinated Indenture. If any such Event of Default has occurred (which has not been cured) with respect to a particular series of subordinated notes, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the Subordinated Indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The Subordinated Indenture also provides that the Trustee or any agent of Ally or the Trustee, in their individual or any other capacity, may become the owner or pledgee of subordinated notes with the same rights it would have if it were not the Trustee or agent; provided, however, that all moneys received by the Trustee or any paying agent shall, until used or applied as provided in the Subordinated Indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

Governing Law and Consent to Jurisdiction

The Subordinated Indenture is and the subordinated notes will be governed by and will be construed in accordance with the laws of the State of New York.

Certain Definitions

“Indebtedness for Money Borrowed” means:

•	any obligation of ours, or any obligation guaranteed by Ally, for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

•	similar obligations arising from off-balance sheet guarantees and direct credit substitutes;

•	obligations associated with derivative products, such as interest-rate and foreign-exchange-rate contracts, commodity contracts and similar arrangements; and

•	any deferred obligations for the payment of the purchase price of property or assets.

“Indebtedness Ranking Junior to the Subordinated Debt Securities” means any of Ally’s Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to Ally’s subordinated notes (and any other Indebtedness Ranking on a Parity with Ally’s Subordinated Debt Securities) in right of payment upon the happening of any event of bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or dissolution or winding-up involving Ally, whether voluntary or involuntary.

“Indebtedness Ranking on a Parity” with the Subordinated Debt Securities means Ally’s Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to our Subordinated Debt Securities in the right of payment upon the happening of any event of the kind specified in the case of any bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or dissolution or winding-up involving Ally, whether voluntary or involuntary.

“Senior Indebtedness” means Ally’s Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Subordinated Debt Securities or Indebtedness Ranking Junior to the Subordinated Debt Securities. Senior Indebtedness also includes any deferrals, renewals or extensions of the Senior Indebtedness.

DESCRIPTION OF PREFERRED STOCK

As of the date of this prospectus, the authorized capital stock of Ally Financial Inc. consists of 1,400,000,000 shares of capital stock, of which 1,100,000,000 shares are shares of common stock, $0.01 par value per share, and 300,000,000 shares are shares of preferred stock, $0.01 par value per share, issuable in series.

As of November 1, 2019, 380,068,995 shares of common stock were issued and outstanding. No shares of preferred stock were issued and outstanding as of September 30, 2019.

To the extent authorized, we may issue preferred stock under the currently existing series of preferred stock. In addition, we may issue new series of preferred stock.

The following discussion of the material provisions of the preferred stock, Ally’s Amended and Restated Certificate of Incorporation and Bylaws are qualified in their entirety by reference to such Amended and Restated Articles of Incorporation and Bylaws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Ally may issue shares of preferred stock in one or more series, either separately, or together with, or upon the conversion of or in exchange for, other securities. When Ally offers to sell a particular series of preferred stock, Ally will describe the specific terms of such preferred stock in a supplement to this prospectus. The preferred stock will be issued under a certificate of designation, which forms, or will form, a part of Ally’s Amended and Restated Certificate of Incorporation at the time such preferred stock is issued. The form of articles of amendment relating to the certificate of designation of a series of preferred stock will be incorporated by reference in the registration statement of which this prospectus forms a part. The terms of the preferred stock offered by any prospectus supplement may differ from the general terms set forth in this prospectus.

If Ally offers preferred stock, the terms of any particular series of preferred stock, including preferred stock to be represented by depositary shares, will be described in the applicable prospectus supplement, including (where applicable) the voting rights (if any), designations, powers, preferences, and the relative, participating, optional or other rights (in each case, if any), and the qualifications, limitations, or restrictions of any unissued series of preferred stock. The applicable prospectus supplement will also describe any restrictions to which the preferred stock being offered will be subject pursuant to the terms of Ally’s then-outstanding capital stock.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of Ally or to remove present management and could have the effect of delaying or preventing a merger, tender offer or other attempted takeover of Ally. No holder of preferred stock will be entitled, as a matter of right, to subscribe for or purchase any shares of preferred stock or common stock.

Any preferred stock that we issue will, when issued, be fully-paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, any series of offered preferred stock will rank, with respect to dividends and the distribution of assets, senior to common stock, and on a parity with shares of any other then outstanding series of preferred stock. Therefore, any preferred stock that may subsequently be issued may limit the rights of the holders of our common stock and preferred stock. In addition, under certain circumstances, preferred stock could also restrict dividend payments to our holders of common stock.

The transfer agent and registrar for a series of preferred stock will be named in the applicable prospectus supplement.

BOOK-ENTRY, DELIVERY AND FORM OF NOTES

Unless otherwise stated in the applicable prospectus supplement and except as set forth below, debt securities described in this prospectus (“notes”) and the applicable prospectus supplement will be issued in registered, global form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Initially, the Trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Certain Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture governing the notes for any purpose.

Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the notes. Under the terms of the indenture governing the notes, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, the Trustee nor any of our or the Trustee’s agents has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See “—Same-Day Settlement and Payment.” Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if (i) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary within 90 days or (ii) we at any time determine not to have the notes represented by the Global Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request, but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture governing the notes, and in accordance with the certification requirements set forth in the indenture governing the notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Same-Day Settlement and Payment

Payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to notes in certificated form, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

PLAN OF DISTRIBUTION

We may sell the securities to or through agents or underwriters or directly to one or more purchasers.

By Agents

We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases during the period of their appointment.

By Underwriters

We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts, concessions or commissions they give to dealers.

Direct Sales

We may sell securities directly to investors. In this case, no underwriters or agents would be involved.

As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement or pricing supplement.

General Information

Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Ryan J. Rettmann, Esq., Associate General Counsel, Corporate Treasury of Ally. Mr. Rettmann owns shares of Ally common stock.

EXPERTS

The consolidated financial statements of Ally, as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K filed on February 20, 2019, and the effectiveness of Ally’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference from the aforementioned Form 10-K. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

1,000,000 Shares

4.700% Fixed-Rate Reset

Non-Cumulative Perpetual Preferred Stock, Series C

Ally Financial Inc.

PROSPECTUS SUPPLEMENT

May 25, 2021

Joint Book-Running Managers

BofA Securities	Deutsche Bank Securities	Morgan Stanley

Goldman Sachs & Co. LLC	US Bancorp	Wells Fargo Securities

Co-Managers

Academy Securities	AmeriVet Securities	Bancroft Capital	C.L. King & Associates

Great Pacific Securities	Piper Sandler	Raymond James